UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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OMNOVA SOLUTIONS INC.
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25435 Harvard Road Beachwood, OH 44122 www.omnova.com
February 8, 2019
Dear Fellow Shareholder:
OMNOVA Solutions Inc. (the “Company”, “OMNOVA”, “we” or “us”) took significant action during fiscal 2018 to continue improving our business fundamentals and accelerate our strategic evolution toward becoming more of a pure play specialty solutions provider. We achieved several important milestones during the year and our results demonstrate the growing momentum of our specialization strategy. The investments we have made and are making to re-engineer our business, improve our capabilities, and enhance our talent continue to accelerate our progress.
We wanted to share a few highlights from the year which illustrate the commitment of your Board of Directors and management to delivering long-term shareholder value by executing on our strategy:

•
Throughout the year, our key specialty businesses continued to grow, delivering 10.5% specialty revenue growth year-over-year, and expanding specialty operating profit by 22% year-over-year. At fiscal year end, we recorded our eighth consecutive quarter of specialty growth, with over 90% of OMNOVA’s operating profit coming from our Specialty Solutions segment.

•
In the third quarter, we announced the acquisition of Resiquímica, a Portuguese-based provider of specialty coatings products, which enhances the reach of our specialty portfolio further into Europe and the Middle East and is expected to add $65 million of annual specialty revenue to the Company.

•
Earlier in the year, we announced our plan to exit the commodity portion of our paper chemicals business. OMNOVA completed its exit from this historically significant business by fiscal year end. Going forward, OMNOVA will leverage its technology to grow its position in higher-margin specialty paper applications.

•
Lastly, we announced the closure of our Green Bay, Wisconsin plant, our last high-volume, commodity manufacturing facility, and the consolidation of products into our Mogadore, Ohio facility. These actions are expected to contribute $7-8 million of annual operating profit, primarily to our Performance Materials segment, beginning in the second half of 2019, and move us even closer to a flexible, “asset-lite”, specialty-focused manufacturing footprint.

As your representatives, the Board of Directors continues to be vigilant in overseeing, contributing to, and supporting management’s efforts to create enduring value for OMNOVA and its shareholders.
On behalf of the Board of Directors, we are pleased to invite you to our 2019 annual meeting of shareholders (the “Annual Meeting”), which will be held on Wednesday, March 20, 2019 at OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122, beginning at 9:00 a.m., Eastern time.
We hope you can attend, but if not, your vote and your feedback is still important. In either case, we encourage you to carefully review this proxy statement and provide your vote in advance of the meeting by phone, online, or by returning your completed proxy card to us.
On behalf of the Board of Directors and the officers of OMNOVA, thank you for the trust you have placed in us, and we look forward to seeing you at the meeting.

William R. Seelbach Chairman of the Board	Anne P. Noonan President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
Wednesday, March 20, 2019
9:00 a.m., Eastern time
Location
OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122
Business items

1.	To elect the three directors named in the proxy statement to serve for three-year terms expiring at the 2022 annual meeting of shareholders of OMNOVA

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of OMNOVA for the fiscal year ending November 30, 2019

3.	Approval, on an advisory basis, of Named Executive Officer compensation
Record date
Only shareholders of record at the close of business on Tuesday, January 22, 2019 will be entitled to receive notice of and to vote at the 2019 annual meeting of shareholders (the “Annual Meeting”).
Voting
Your vote is important. Please promptly vote your shares over the Internet, by phone, or by mailing your signed proxy card in the enclosed envelope if this proxy statement was mailed to you. Voting your shares by proxy now does not prevent you from overriding your proxy instructions by voting your shares in person if you attend the Annual Meeting.
Notice of Internet availability of proxy materials
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on Wednesday, March 20, 2019. OMNOVA’s 2019 proxy statement and Annual Report on Form 10-K for the fiscal year ended November 30, 2018 (the “Annual Report”) are available free of charge at www.omnova.com and www.proxyvote.com.
Availability of proxy materials
We will make the Notice of Internet Availability of Proxy Materials available to shareholders on or about February 8, 2019. On or about the same date, we will begin mailing paper copies of OMNOVA’s proxy materials to shareholders who have requested them.
By order of the Board of Directors

Frank P. Esposito
Corporate Secretary & Investor Relations;
Assistant General Counsel
February 8, 2019

Proxy Summary
This proxy summary highlights some of the key information presented throughout the proxy statement. It does not contain all of the information you should consider. Please review the entire proxy statement carefully before voting your shares.
About OMNOVA Solutions

OMNOVA Solutions Inc. (the “Company”, “OMNOVA”, “we” or “us”) is a global innovator of performance-enhancing chemistries and surfaces for a variety of commercial, industrial, and residential applications. The Company applies chemical and material science to develop specialty chemicals and functional and decorative surfaces that enhance the performance of customers’ products around the world. As a business-to-business strategic supplier, OMNOVA provides The Science in Better Brands, with products that are critical to the performance of top brand-name, end-use products sold around the world. OMNOVA is a member of the American Chemistry Council, and is committed to the American Chemistry Council’s Responsible Care® initiative.
OMNOVA’s sales for fiscal 2018 were approximately $770 million. The Company has a global workforce of approximately 1,900 employees supporting OMNOVA’s manufacturing, sales, technology, and distribution facilities around the world.

SAFETY

Everyone goes home injury-free every day

We do not accept unsafe conditions
or behaviors

AGILITY

We adapt swiftly and efficiently delivering
Innovative solutions

We make timely data-driven decisions

OMNOVA VALUES

INTEGRITY

Our legal, regulatory and ethical behavior is impeccable

We are candid, transparent and respectful

ACCOUNTABILITY

We keep our promises

We develop our people

2018 performance highlights

$0.46	$0.63
2018 diluted earnings per share vs. $1.98 loss per share for 2017	2018 adjusted diluted earnings per share* vs. $0.56 for 2017 eight
consecutive quarters of specialty volume growth

Our strategy

OMNOVA’s long-term strategic goal is to evolve to more of a pure play specialty solutions provider. The Company’s strategy includes four main priorities:
1.
Accelerating the profitable growth of the Company’s higher-margin specialty businesses
2.
Expanding margins and generating cash in the Company’s mature businesses to fuel further specialty growth
3.
Optimizing the Company’s portfolio for sustainable earnings growth through diversification, strategic alliances, and acquisitions
4.
Driving “One OMNOVA” excellence to create a strong foundation for profitable growth by reducing complexity, increasing efficiency, and driving excellence in the Company’s innovation, operations, and corporate support functions

Delivering our strategy during 2018

Accelerating Growth in Specialty Businesses
–
18% year-over-year Specialty Solutions operating profit growth; 22% year-over-year Specialty Solutions Adjusted Segment Operating Profit* growth
–
Over 60% of annual revenue and 90% of combined segment operating profit from Specialty Solutions

Expanding Margins, Generating Cash in Mature Businesses
–
Announced exit from low-margin, commodity portions of paper business, completed by end of 2018
–
Announced the closure of Green Bay, Wisconsin facility, expected to contribute $7-8 million of operating profit, primarily to Performance Materials, by 2020

Portfolio Optimization
–
Completed the acquisition of Resiquímica in September 2018, expected to add approximately $65 million of annual specialty revenue and enhance the reach of OMNOVA’s specialty portfolio further into Europe and the Middle East
–
Announced two strategic alliances in Specialty Solutions

“One OMNOVA” Excellence
–
Continued focus on cash generation and responsible capital expenditure
–
Prepaid $40 million of Term Loan B balance, refinanced Term Loan B debt in first quarter 2018
–
Announced $20 million share repurchase authorization

(*)
“Adjusted Diluted Earnings per Share” and “Adjusted Segment Operating Profit” are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to GAAP can be found in Annex A, attached hereto.

Executive compensation program
OMNOVA’s executive compensation program is designed to promote and incentivize outstanding performance and sustainable, long-term, profitable growth by directly linking a significant portion of executive compensation to the achievement of performance outcomes and improved Company share price. For a more detailed discussion of our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement.
The program has three principal components: base salary, annual incentives, and long-term incentives (which includes performance shares and time-based equity).

Element	2018 Outcomes	2018 Summary Actions and Adjustments
Base salary	Market competitive salary increases and adjustments
–
~11% adjustment to Ms. Noonan’s salary (from $640,000 to $710,000) bringing Ms. Noonan’s salary to 84% of the peer group CEO median
–
~14% adjustment to Mr. Moore’s salary (from $280,000 to $320,000) in connection with his promotion to Chief Technology Officer and Senior Vice President, Operations
–
Market increases for all other Named Executive Officers of 2-4%

Annual incentives	No annual incentive payout for 2018 based on Company performance against objectives
–
Added a metric for qualitative assessment of Strategic Objectives for the CEO and readjusted the weights of her performance metrics. No change in pay opportunities
–
No change in metrics, weights, or pay opportunities for the other Named Executive Officers

Performance shares	Performance shares payouts funded at approximately 87% of target
–
No change in metrics, weights, or pay opportunities for the 2018-2020 three-year performance shares program beginning in 2018
–
“Bridge” program, ending in 2018, is the final two-year performance shares program, with pay opportunities equal to 50% of a standard program; all performance share programs will be three-year programs going forward
–
All performance shares granted in 2018 and after to be settled in OMNOVA common shares

Time-based equity	Grants issued in January 2018	– Time-based equity grants maintained at 2017 levels (equal to 75% of base salary for CEO; 35% of base salary for other Named Executive Officers)
Program alignment with shareholder interests

94% 2018 say-on-pay approval
–
annual cash incentives capped with rigorous performance goals tied to annual financial results
–
long-term equity awards designed to align with long-term shareholder value creation
–
75% of CEO’s 2018 target direct compensation opportunity tied to Company financial performance and share price improvement
–
meaningful share ownership and holding requirements for executive officers and directors

2018 named executive officer realized compensation

Named Executive Officer	2018 Salary Paid	2018 Annual Incentive Result	2017-2018 Performance Shares Result	Equity Vested During 2018	Total 2018 Realized Compensation
Anne P. Noonan	$699,231	—	$291,474	$176,550	$1,167,255
Paul F. DeSantis	$460,000	—	$84,388	$185,110	$729,498
James C. LeMay	$383,538	—	$70,759	$156,220	$610,517
Marshall D. Moore	$313,846	—	$52,390	$30,380	$396,616
Michael A. Quinn	$303,154	—	$55,187	$120,910	$479,251
For the definition of Realized Compensation, and how it illustrates performance outcomes, please see the heading “Compensation Philosophy—Realized Compensation” on page 22 of this proxy statement.

Corporate governance
OMNOVA’s corporate governance structure supports thoughtful and effective decision-making, and appropriate monitoring of performance, compliance, and risk. For a more detailed discussion of the Company’s corporate governance, please see “Corporate Governance and the Board” beginning on page 4 of this proxy statement.
Highlights
The Board is committed to meeting high standards of corporate governance. Some highlights of OMNOVA’s governance include:

✓	Separation of the Chairman and Chief Executive Officer roles, with an independent Board chairman

✓	Elected four new directors (40% of total directors) since 2015, enhancing the Board’s breadth, depth of experience, and diversity

✓	Average Board tenure of 8.1 years

✓	Majority voting in uncontested elections of directors supported by a director resignation policy

✓	Comprehensive, year-round Board effectiveness process, including individual director evaluations

✓	Active Board leadership in the oversight of enterprise risks

✓	All Board members, other than the CEO, are independent

✓	Multiple Audit Committee Financial Experts serving on the Audit Committee
Board and committee actions during 2018
During 2018, the Board and its committees took the following actions to further enhance the Company’s corporate governance program:

•	Revised the Company’s share ownership guidelines to reflect current practices and impose more rigorous holding requirements for the CEO, executive officers, and directors

•
Enhanced the Company’s Executive Compensation Recovery Policy to add, in addition to financial restatement triggers, triggers for violations of the Company’s Business Conduct Policies resulting in a Company loss

•	Updated the Corporate Officers’ Severance Policy to better align with market median practices, enhancing the Company’s ability to attract and retain executive talent

•
Enhanced the Board’s focus on cybersecurity and information technology risks through director education content and more regular engagement of the Audit Committee with the Company’s cross-functional cybersecurity steering committee

2019 annual meeting of shareholders
Proposals for the meeting

Proposal		Board Recommendation
1.	Election of directors	FOR all nominees
You are being asked to elect three nominees to the OMNOVA Board of Directors. If elected, each nominee would hold office until the 2022 annual meeting of shareholders.
2.	Ratification of independent auditor	FOR
You are being asked to ratify the Audit Committee's appointment of Ernst & Young LLP as OMNOVA’s independent auditor for the 2019 fiscal year.
3.	Approval, on an advisory basis, of Named Executive Officer compensation	FOR
You are being asked to approve, on an advisory basis, the compensation of OMNOVA’s Named Executive Officers.
2019 director nominees

				Committee Memberships
Name	Age	Director Since	Independent	Audit	C&O	NCG	SHE&S	Executive
David J. D'Antoni	74	2003	Yes			●	●
Steven W. Percy	72	1999	Yes	Chair / ACFE				●
Allan R. Rothwell	71	2010	Yes	ACFE			●

C&O	Compensation & Organization	NCG	Nominating & Corporate Governance
SHE&S	Safety, Health, Environmental & Security	ACFE	Audit Committee Financial Expert
Annual meeting information

Annual meeting date:	Wednesday, March 20, 2019

Time:	9:00 a.m., Eastern time

Place:	OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122

Record date:	Tuesday, January 22, 2019

Who may vote:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each director nominee and one vote on each proposal being presented.

How to vote by proxy before the meeting:	Follow the instructions in the Notice of Internet Availability of Proxy Materials or on your proxy card.

Attending and voting at the meeting:
Photo identification and proof of share ownership is required to enter the Annual Meeting. If you want to vote shares that you hold in street name, you will need to bring a legal proxy from your broker, bank, or other nominee that holds your shares.

Proposals for the Annual Meeting

Proposal 1: Election of directors
The Board of Directors of OMNOVA (the “Board”) recommends that shareholders re-elect three of its current members: David J. D'Antoni, Steven W. Percy, and Allan R. Rothwell. Per the Company’s Amended and Restated Code of Regulations (the “Code”), the Board has fixed the number of directors constituting the Board at ten. The Board is divided into three classes by election year, with one class up for election each year. The members of each class serve a three-year term.
RECRUITMENT AND NOMINATION: The Nominating & Corporate Governance Committee of the Board identifies, evaluates, and recommends to the Board qualified candidates to be nominated for election at each annual meeting of shareholders. In evaluating potential nominees, the committee considers whether a candidate has demonstrated:

•	integrity, mature judgment, and effective decision making;

•
management and/or leadership experience, preferably in a senior leadership role with a publicly-traded organization or a complex, well-recognized organization (private, non-profit, governmental, scientific, or educational);

•	a high level of professional or business expertise relevant to OMNOVA;

•	the willingness and ability to serve at least one full term and to commit the time and effort to prepare for and participate in Board and committee meetings;

•	the willingness and ability to represent all shareholders of the Company, rather than a special interest or constituency;

•	the willingness and ability to balance interests of all of the Company’s stakeholders, including its shareholders, employees, customers, local communities, and the general public;

•	the ability to think independently while participating constructively in the Board process;

•	the willingness to become a shareholder of the Company (if not one already) and to comply with the Company’s share ownership guidelines;

•	the willingness to comply with the Company’s Corporate Governance Guidelines and Business Conduct Policies; and

•	a lack of conflicts with OMNOVA, including business conflicts and conflicts that may affect the director’s ability to dedicate appropriate time and attention to OMNOVA and its shareholders.
Candidates satisfying these guidelines are then evaluated for: skills and business experiences that complement those of the current Board; experience with the businesses, markets, and geographies in which OMNOVA participates or plans to participate; whether the candidate would enhance the diversity of the Board; and other factors the Board deems relevant from time to time.
The Nominating & Corporate Governance Committee has sole authority to retain, compensate, and terminate independent search firms to assist with identifying director candidates from time to time. First-time candidates are asked to participate in a comprehensive background and reference check, as well as a series of personal interviews by the Chairman of the Board, the Chair of the Nominating & Corporate Governance Committee, and at least one other independent director. If the committee is satisfied with its review of the candidate’s background and qualifications, it will communicate an offer for nomination to the candidate and, if the offer is accepted, recommend the candidate to the full Board for nomination. Directors seeking renomination to the Board participate in the Board’s annual comprehensive peer review for all independent directors before being considered for renomination by the Board. Page 12 of this proxy statement includes additional information concerning the Board’s self-assessment process.
Shareholders may also recommend director candidates by providing prior written notice to the Chair of the Nominating & Corporate Governance Committee. Page 56 of this proxy statement provides important information for shareholders seeking to submit a potential candidate or candidates for consideration for election at the 2020 annual meeting of shareholders.
2019 NOMINEES FOR DIRECTOR: The Board has nominated David J. D'Antoni, Steven W. Percy, and Allan R. Rothwell for election as Class II directors at the Annual Meeting. Each nominee’s background and qualifications to serve on the Board can be found under the heading “Corporate Governance and the Board—Nominees for election at the Annual Meeting” beginning on page 4 of this proxy statement. If elected, each nominee will serve until OMNOVA’s 2022 annual meeting of shareholders (except in the case of Mr. D’Antoni, who will become subject to the Board’s retirement policy during his term), or until a successor is duly elected and qualified. Each nominee currently serves as a director of OMNOVA.
Each of the nominees has confirmed his intention to stand for election and has consented to be named in this proxy statement as a nominee. Although the Board expects each nominee to be available to serve as a director, if any of them is unwilling or unable to serve, the Board may decrease the size of the Board. Alternatively, the Board may designate substitute nominees (in which case additional proxy materials would be filed with the Securities and Exchange Commission and provided to shareholders in advance of the Annual Meeting), and all votes cast by proxy will be voted in favor of such substitutes.
VOTE REQUIRED: Each nominee who receives the affirmative vote of a majority of the votes cast will be elected as a director.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the election of each nominee.
Proposal 2: Ratification of independent auditor
The Audit Committee of the Board has selected Ernst & Young LLP as OMNOVA’s independent auditor to examine the financial statements of OMNOVA and its subsidiaries for the fiscal year ending November 30, 2019, and the Board asks shareholders to ratify that selection. Although the Audit Committee is solely responsible for the appointment, compensation, retention, and oversight of OMNOVA’s independent auditors, the Board and the Audit Committee believe that the Company’s shareholders should express their views concerning this appointment. The Audit Committee will consider the outcome of this vote in determining whether or not to continue Ernst & Young’s engagement with OMNOVA. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to shareholder questions, and will have the opportunity to make a statement if they wish to do so.
The Audit Committee evaluates the independent auditor annually (factoring in the auditor’s qualifications, experience, independence, candor, quality control, objectivity and professional skepticism), and considers whether engaging a new auditor would be in the best interest of shareholders. Since 1999, Ernst & Young has been selected as the Company’s independent accounting firm on the basis of that evaluation. The Audit Committee and Ernst & Young do not believe that Ernst & Young’s tenure as the Company’s auditor has diminished its independence, candor, or objectivity. The Committee further believes Ernst & Young’s familiarity with the Company’s business and operations allows it to conduct better, more efficient, and more effective audits. Moreover, for the 2019 fiscal year, the Company’s audit will be led by a new Ernst & Young engagement partner, per the Securities and Exchange Commission’s audit partner rotation requirements. The new engagement partner has been evaluated by, and her appointment has been approved by, the Audit Committee.
Additional information concerning the Ernst & Young appointment and other Audit Committee matters can be found beginning on page 52 of this proxy statement. The Board and the Audit Committee believe that the continued retention of Ernst & Young LLP as the Company’s independent auditor is in the best interest of the Company and its shareholders.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the ratification of Ernst & Young as OMNOVA’s independent auditor for the 2019 fiscal year.

Proposal 3: Approval, on an advisory basis, of Named Executive Officer compensation
As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Board is asking shareholders to cast an advisory vote on the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed under the heading “Compensation Discussion & Analysis,” beginning on page 21 of this proxy statement, and the tabular and other disclosure under the heading “Compensation of Named Executive Officers,” beginning on page 41 of this proxy statement.
OMNOVA’s executive compensation program is designed to recruit, retain, and motivate highly qualified executives and to further align their interests with the shareholders’ interest of long-term value creation. OMNOVA’s compensation program allows the Compensation & Organization Committee of the Board to determine pay based on a comprehensive view of the differentiated roles, responsibilities, and performance of each Named Executive Officer and the performance of the Company overall. Among its other features, the program:

•	recognizes the achievement of specific short-term and long-term strategic and financial goals;

•	provides a market-competitive total pay opportunity;

•	emphasizes variable and performance-based compensation opportunities;

•	subjects a significant portion of compensation to long-term vesting; and

•	does not encourage unnecessary or excessive risk taking.
Although this vote will not overrule any decision made by the Compensation & Organization Committee regarding Named Executive Officer compensation, the Compensation & Organization Committee and the Board review the voting results for this proposal annually and seek to understand the results through engagement with OMNOVA’s shareholders and other stakeholders. The Compensation & Organization Committee and the Board consider the constructive feedback obtained through this process in making future decisions about compensation.
At the OMNOVA’s 2017 annual meeting of shareholders, shareholders voted to hold the “say-on-pay” vote on an annual basis, which the Board of Directors promptly approved. The next “say-on-pay” vote is expected to take place at our 2020 annual meeting of shareholders, and the next vote on the frequency of the “say-on-pay” vote is expected to take place at the Company’s 2023 annual meeting of shareholders.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the approval, on an advisory basis, of Named Executive Officer compensation.

Corporate Governance and the Board

Nominees for election at this Annual Meeting

	David J. D'Antoni
Age:	74
Director since:	2003
Director class:	Class II (expiring 2019)
OMNOVA Committees:	Nominating & Corporate Governance Committee
	Safety, Health, Environmental & Security Committee
Other public boards:	Compass Minerals International, Inc.	NYSE	since 2004
	State Auto Financial Corporation	NASDAQ	1995-2017
Mr. D’Antoni served as the Senior Vice President (from 1988) and Group Operating Officer (from 1999) of Ashland Inc., a specialty chemicals, energy, and transportation construction company, until his retirement in 2004. Prior to that, Mr. D'Antoni served as President of Ashland Paving and Construction, Inc. and as President of Ashland Chemical Company.
Mr. D’Antoni’s experience as a senior executive at Ashland and his service with the boards of public companies provides him with valuable chemicals industry and leadership experience. He brings significant knowledge in the areas of corporate governance; acquisitions and divestitures; environmental, health, and safety matters; operations; purchasing; and sales. Mr. D’Antoni has been recognized as an NACD Fellow, the National Association of Corporate Directors' highest level of credentialing for public company directors.

	Steven W. Percy
Age:	72
Director since:	1999
Director class:	Class II (expiring 2019)
OMNOVA Committees:	Audit Committee (Chair)
	Executive Committee
Other public boards:	Wavefront Technology Solutions, Inc.	TSX	2003-2018

Prior to his retirement in 1999, Mr. Percy had been the Chairman and Chief Executive Officer of BP America Inc., an international energy company, since 1996. Over a twenty-three year career with BP, he held leadership positions of increasing responsibility in the United States and Europe, including as chief executive of BP Finance International and BP Oil. From July 2012 to June 2013, Mr. Percy served as the Interim Dean of the Monte Ahuja College of Business at Cleveland State University.
As Chairman and Chief Executive Officer of BP America and chief executive of BP Finance International, Mr. Percy developed significant knowledge of the industries in which OMNOVA operates and key OMNOVA growth markets; accounting and financial expertise; and valuable experience in general management and environmental, health, and safety matters. His role as Dean of the Monte Ahuja College of Business exposed him to cutting edge business management practices. The Board of Directors has determined that Mr. Percy is an "audit committee financial expert" as defined by the Securities and Exchange Commission.

	Allan R. Rothwell
Age:	71
Director since:	2010
Director class:	Class II (expiring 2019)
OMNOVA Committees:	Audit Committee
	Safety, Health, Environmental & Security Committee
Other public boards:	Compass Minerals International, Inc.	NYSE	since 2006
In 2006, Mr. Rothwell retired as Executive Vice President of Eastman Chemical Company, a global manufacturer and distributor of chemicals, fibers, and plastics. From 2002 until his retirement, Mr. Rothwell also served as President of Eastman’s Voridian division. During his career with Eastman, Mr. Rothwell held a variety of executive and senior management roles, including as Chief Financial Officer and President of various divisions.
Mr. Rothwell’s prior experience as a senior executive officer of Eastman Chemical Company and his service with public company boards provides him with valuable chemicals industry experience and significant knowledge and expertise in the areas of general management; strategic planning; sales; finance; international business; and acquisitions and divestitures. The Board of Directors has determined that Mr. Rothwell is an "audit committee financial expert" as defined by the Securities and Exchange Commission.

Continuing directors not up for election

	Janet Plaut Giessleman
Age:	64
Director since:	2015
Director class:	Class I (expiring 2021)
OMNOVA Committees:	Compensation & Organization Committee (Chair)
	Executive Committee
Other public boards:	Twin Disc, Inc.	NASDAQ	since 2015
	Ag Growth International, Inc.	TSX	since 2013
Ms. Giesselman is the retired President and General Manager of Dow Oil & Gas, a business unit of The Dow Chemical Company, a global manufacturer of agriculture, energy, specialty and commodity chemicals. From 2001 to 2010, she held numerous senior leadership positions throughout the organization and across geographies. Before joining Dow, Ms. Giesselman held various leadership positions in sales, marketing, and strategic planning with Rohm & Hass Company, a specialty and performance materials company. Currently, Ms. Giessleman is an independent consultant focusing on strategic planning and execution for companies with international growth objectives.
Ms. Giesselman brings to the board significant leadership experience as a senior executive at Dow, as well as service on the board of directors of several publicly traded companies. She brings critical insights into the specialty chemicals industry, and in particular experience in the Company’s strategic growth markets, such as oil and gas, and several of its mature markets. She has extensive knowledge in the areas of corporate compensation; governance; international business; strategy; acquisitions and divestitures; sales and marketing; environmental, health and safety matters; regulatory matters; and operations.

	Joseph M. Gingo
Age:	74
Director since:	2015
Director class:	Class III (expiring 2020)
OMNOVA Committees:	Audit Committee
	Safety, Health, Environmental & Security Committee
Other public boards:	A. Schulman, Inc.	NASDAQ	2000-2018
	OM Group, Inc.	NYSE	2015 only
Mr. Gingo is the retired Chairman, President, and Chief Executive Officer of A. Schulman, Inc., a specialty chemicals company. Mr. Gingo served as A. Schulman’s Chairman from 2008 until the Company’s sale in August 2018, and as its President and Chief Executive Officer from 2016 to 2018 (having previously served in these roles from 2008 to 2014). Prior to working at A. Schulman, Mr. Gingo was employed with the Goodyear Tire & Rubber Company for over 40 years in a variety of executive, senior management, and innovation and product management roles.
Mr. Gingo brings to the Board extensive business and leadership experience as the former Chairman, President, and Chief Executive Officer of A. Schulman, which was a publicly-traded company. Mr. Gingo has significant knowledge and expertise in the areas of general management, operations and strategy, as well as significant experience providing leadership in industrial and manufacturing companies.

Michael J. Merriman
Age:	62
Director since:	2008
Director class:	Class III (expiring 2020)
OMNOVA Committees:	Nominating & Corporate Governance Committee (Chair)
Compensation & Organization Committee
Executive Committee
Other public boards:	Nordson Corporation	NASDAQ	since 2008
	Regis Corporation	NYSE	since 2011
	Invacare Corporation	NYSE	2014-2018
	American Greetings Corporation	NYSE	2006-2013
Mr. Merriman served as an Advisor for Resilience Capital Partners LLC, a leading private equity firm investing across a range of industries, from 2008 until 2017. From 2006 through 2007, Mr. Merriman was the Chief Executive Officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings, and electrical switch and outlet boxes. Previously, Mr. Merriman was Chief Financial Officer of American Greetings Corporation, a consumer products company, from 2005 to 2006. Prior to that, from 1995 until 2004, he was the President and Chief Executive Officer of Royal Appliance Mfg. Co. / Dirt Devil Inc.
Mr. Merriman’s prior experience as chief executive officer and chief financial officer of two public companies, his service on the boards of several public companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, and investor relations.

James A. Mitarotonda
Age:	64
Director since:	2015
Director class:	Class III (expiring 2020)
OMNOVA Committees:	Nominating & Corporate Governance Committee
Compensation & Organization Committee
Other public boards:	The Eastern Company	NYSE	since 2015
	Avon Products Inc.	NYSE	since 2018
	A. Schulman Inc.	NASDAQ	2005-2018
	Barington/Hilco Acquisition Corp.	NYSE	2014-2018
	Pep Boys - Manny, Moe and Jack	NYSE	2006-2016
	Ebix, Inc.	NASDAQ	2014-2015
	Jones Group, Inc.	NYSE	2013-2014
Mr. Mitarotonda has been the Chairman of the Board, President, and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, since 1991, and of Barington Companies Investors, LLC, the general partner of a value-oriented activist investment fund, since 1999. Barington and its affiliates have extensive experience investing in industrial and specialty chemicals companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, The Eastern Company, Spartech Corporation, and A. Schulman, Inc.
Mr. Mitarotonda brings to the Board extensive public company director experience; financial, investment banking and corporate governance expertise; executive leadership experience as a chief executive officer; and experience investing in industrial and specialty chemical companies.

	Anne P. Noonan
Age:	55
Director since:	2016
Director class:	Class I (expiring 2021)
Other public boards:	CF Industries Inc.	NYSE	since 2015

Ms. Noonan became the President and Chief Executive Officer of OMNOVA Solutions Inc. in December 2016. Ms. Noonan joined OMNOVA in September 2014 as its President, Performance Chemicals. Prior to OMNOVA, Ms. Noonan spent 27 years with Chemtura Corporation, a global manufacturer of specialty chemicals. She most recently served as the Senior Vice President and President of Chemtura’s Industrial Engineered Products business from 2013 to 2014, and its Vice President of Strategic Business Development and President of its Great Lakes Solutions division, each from 2010 to 2013. During her tenure with Chemtura, Ms. Noonan held leadership roles across a wide range of disciplines, from strategic marketing to product development and innovation, to mergers and acquisitions and general management.
Ms. Noonan brings extensive management and operating experience, a deep understanding of the Company’s business, customers, and markets, and over thirty years of experience in the specialty chemicals industry to the Board. She provides the Board with a direct line of sight into the Company’s industry, customers, markets, operations, management team, strategic position, and actions to advance long-term shareholder value.

	Larry B. Porcellato
Age:	60
Director since:	2008
Director class:	Class I (expiring 2021)
OMNOVA Committees:	Safety, Health, Environmental & Security Committee (Chair)
	Executive Committee
Other public boards:	HNI Corporation	NYSE	since 2004

Mr. Porcellato is a director and the Chairman of the Board of HNI Corporation, a global manufacturer of officer furniture. From 2009 to 2014, Mr. Porcellato was the Chief Executive Officer of The Homax Group, Inc., a worldwide leader in the design, manufacture, and marketing of do-it-yourself, construction, and specialty coatings products. From 2002 to 2007, he was the Chief Executive Officer of ICI Paints North America, a division of Imperial Chemical Industries PLC, and from 2000 to 2002 was Executive Vice President and General Manager, ICI Paint Stores, North America. Previously, he held executive and leadership roles with Stanley Mechanics Tools and Rubbermaid Incorporated.
Mr. Porcellato’s experience as the Chief Executive Officer of The Homax Group, Inc. and ICI Paints North America, as well as his service on the boards of public companies, has provided him valuable experience in manufacturing and distribution; industrial and specialty coatings; and significant knowledge and expertise in the areas of strategy, general management and finance, accounting and financial reporting.

William R. Seelbach
Age:	70
Director since:	2002
Director class:	Class III (expiring 2020)
OMNOVA Committees:	Nominating & Corporate Governance Committee
Compensation & Organization Committee
Executive Committee (Chair)

Mr. Seelbach is the Chairman of OMNOVA’s Board of Directors. Since 2007, Mr. Seelbach has been an Operating Partner and now a Senior Advisor with the Riverside Company, the world's largest private equity firm focused on investing in companies at the smaller end of the middle market, and a Senior Managing Director of FODIS, a consulting firm for privately owned businesses, since 2014. Previously, Mr. Seelbach was the President and Chief Executive Officer of the Ohio Aerospace Institute, a technology-focused research organization, from 2003 through 2006. Prior to that, he was the President of Brush Engineered Materials, Inc., now known as Materion Corporation, a manufacturer of high performance engineered materials, and held various executive roles with Brush Wellman, Inc., from 1998 to 2002. Mr. Seelbach was also the Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies, and a Partner with McKinsey & Co.
Mr. Seelbach’s prior experience as a public company executive officer and director, as well as his experience at Riverside, FODIS, Inverness Partners, and McKinsey, provides him with valuable experience and significant knowledge in the areas of executive management; strategy; operations; corporate governance; acquisitions and divestitures; and finance.

The role of the Board
The Board represents OMNOVA’s shareholders while overseeing and supporting OMNOVA management in the achievement of the Company’s objectives and building long-term shareholder value. Members of the Board monitor and evaluate OMNOVA’s business performance through regular communication with the Chief Executive Officer and senior management, and through participation in Board and committee meetings. At each Board meeting, directors are also invited to engage one-on-one with the executive officers and other members of management to ask questions or discuss any matters of interest to the director.
Board leadership
The Board has determined that it will be led by an independent Chairman, who is elected annually by and from among the independent directors. The Board reviews its leadership structure periodically and from time to time as facts and circumstances warrant, and has the flexibility to adopt a different leadership structure when necessary.
Since December 1, 2016, Mr. William R. Seelbach has served as the Board’s independent Chairman. Among other duties incident to the office, Mr. Seelbach presides over all meetings of the Board (including executive sessions of the independent directors), provides direction and input on agendas, schedules, and materials for Board meetings, and discusses with senior management matters that the Board believes warrant attention.
The Board believes that its current leadership structure is in the shareholders’ best interests because it allows Ms. Noonan, the Company’s Chief Executive Officer, to focus her time and energy on driving the Company’s business, strategy, and performance and allows Mr. Seelbach to lead the Board in its fundamental role of providing advice, counsel, and oversight to management regarding the Company’s business, strategy, and performance.
Director independence
OMNOVA’s Corporate Governance Guidelines provide that at least a majority of the members of the Board will be independent under the rules of the New York Stock Exchange and other applicable laws, rules, and regulations. The independence standards set by the New York Stock Exchange identify categories of relationships between a director and OMNOVA that disqualify a director from being deemed independent.
The rules of the New York Stock Exchange charge the Board with affirmatively determining whether a director is independent from the Company at least annually. Every year, each director and officer of the Company completes a questionnaire that provides information about relationships that may affect the director’s independence. Management also provides the Board with any relevant facts and circumstances of which it is aware that may affect a determination of any director’s independence.
The Board has reviewed the independence of each director, taking into account any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and OMNOVA or its officers, and has determined that, other than Ms. Noonan, all of its directors (David J. D’Antoni, Janet Plaut Giesselman, Joseph M. Gingo, James A. Mitarotonda, Michael J. Merriman, Steven W. Percy, Larry B. Porcellato, Allan R. Rothwell, and William R. Seelbach) are independent for Board service generally, and independent for purposes of the committees on which they serve.

Board committees
The Board maintains four standing committees: an Audit Committee; a Nominating & Corporate Governance Committee; a Compensation & Organization Committee; and a Safety, Health, Environmental & Security Committee. Each of the standing committees meets regularly during the year and reports on its activities and decisions to the full Board. Additionally, the Board maintains an Executive Committee which is described in detail below.
The Audit Committee, the Nominating & Corporate Governance Committee, and the Compensation & Organization Committee, are required by each Committee’s charter to be comprised solely of directors satisfying applicable independence requirements set by the Securities and Exchange Commission and the New York Stock Exchange. The charter of the Safety, Health, Environmental & Security Committee requires that the committee’s chair satisfy New York Stock Exchange standards for independence. At present, the members of all Board committees (including all members of the Safety, Health, Environmental & Security Committee) are independent under applicable requirements.
The table below summarizes the membership of the Board and its committees as of the date of this proxy statement.

Name	Audit	Nominating & Corporate Governance	Compensation & Organization	Safety, Health, Environmental, & Security	Executive
David J. D’Antoni		●		●
Joseph M. Gingo	●			●
Janet Plaut Giesselman			Chair		●
Michael J. Merriman		Chair	●		●
James A. Mitarotonda		●	●
Anne P. Noonan
Steven W. Percy	Chair				●
Larry B. Porcellato				Chair	●
Allan R. Rothwell	●			●
William R. Seelbach		●	●		Chair
Fiscal 2018 Meetings	8	4	6	4	—
The functions performed by these committees, which are described in more detail in their charters, are summarized below. The charter for each committee can be found on OMNOVA’s website at www.omnova.com.
Audit Committee
The Audit Committee is responsible for overseeing financial reporting and the financial information provided to OMNOVA’s shareholders. The Audit Committee is responsible for appointing, compensating, retaining, and terminating the Company’s independent auditor, and reviewing and discussing the audit plan and the results of the audit. The Audit Committee has sole authority to approve audit fees for, and any non-audit engagements with, the Company’s independent auditor. As required by Securities and Exchange Commission rules, the Audit Committee is directly involved in the review and selection of the audit partner serving on the auditor’s engagement team during required partner rotations.
The Audit Committee also oversees and reviews the Company’s internal auditor and internal controls; financial reporting; legal and compliance matters; cybersecurity and information security matters; and insurance matters. The Audit Committee may also direct any special projects or investigations it deems necessary in connection with its responsibilities.
Further discussion of the Audit Committee can be found on page 52 of this proxy statement under the heading “Audit Matters.”

Nominating & Corporate Governance Committee
The Nominating & Corporate Governance Committee supports OMNOVA’s efforts to maintain an effective corporate governance program.
As the primary corporate governance body of OMNOVA, the Nominating & Corporate Governance Committee: oversees corporate governance; monitors emerging corporate governance practices and legal requirements affecting corporate governance; identifies and recommends to the Board the nominees to stand for election as directors (using the process described under the heading “Proposal 1: Election of directors” in this proxy statement); oversees the Board effectiveness assessment processes; and recommends to the Board the structure and composition of Board committees. The Nominating & Corporate Governance Committee is also responsible for establishing and overseeing the Board’s director education program.
Compensation & Organization Committee
The Compensation & Organization Committee supports OMNOVA’s efforts to attract, retain, develop, and appropriately incentivize talent who can drive OMNOVA’s strategy and business objectives. As OMNOVA’s compensation committee, it oversees: the compensation and incentive programs for the Company’s executive officers; and its incentive and benefits programs. With respect to organizational matters, the Compensation & Organization Committee oversees: talent management and development processes; and succession planning. The Compensation & Organization Committee approves the performance objectives and metrics for, and the compensation of, the Chief Executive Officer and the other executive officers, and evaluates their performance relative to those goals and objectives. The Compensation & Organization Committee also establishes OMNOVA’s overall compensation philosophy, and is responsible for overseeing and enforcing OMNOVA’s executive compensation recovery policy.
Additionally, the Compensation & Organization Committee periodically reviews and recommends to the Board a director compensation program that may include equity-based incentive compensation, using market data to aid in its review. No executive officer of OMNOVA has any role in determining the amount of director compensation, although the committee may seek assistance from Company management in implementing and administering director compensation programs. The Compensation & Organization Committee has the authority to appoint, direct, oversee, and compensate (at the Company’s expense) independent advisers and compensation consultants, and to perform the additional duties described in its charter.
Safety, Health, Environmental & Security Committee
The Safety, Health, Environmental & Security Committee assists the Board in its oversight of the Company’s safety, environmental, health, and security matters; related practices, programs, and performance; and related legal and regulatory compliance. Additionally, the Safety, Health, Environmental & Security Committee advises and supports management in the development, maintenance, and continuous improvement of the Company’s program and practices for assessing, managing, and mitigating enterprise-wide risks.
Executive Committee
The Executive Committee exercises the authority of the Board, except as restricted by law or by the Executive Committee charter, on any matter requiring Board or committee action between Board or committee meetings. The purpose of the Executive Committee is to permit corporate actions to be taken in important, time-sensitive matters where circumstance does not permit the full Board to act. The stated preference of the Board is that corporate actions be considered and approved by the full Board.

Board effectiveness
The Board believes that a rigorous evaluation process is a crucial component to a strong corporate governance program and to ensuring that directors are independent, engaged, and productive. The Nominating & Corporate Governance Committee (“NCGC”) has established an annual Board assessment process designed to elicit candid feedback about areas where the Board is functioning effectively and areas where the Board believes it can improve. Each year the NCGC reviews the format and effectiveness of the evaluation process, recommending changes in the process when appropriate.
For 2018, the assessment process included four components: (1) a peer assessment by and for each director; (2) an assessment of the Board Chairman’s performance by each director; (3) an assessment of the effectiveness of the Board and its processes; and (4) an assessment of the effectiveness of each Board committee. These assessments were conducted at different points in the year, allowing the directors to singularly focus on and thoughtfully respond to each assessment topic being presented.
Each assessment is developed and executed as follows:

Determine the Format and Content	>	Conduct the Evaluation	>	Review the Feedback	>	Take Action
Assessments may be written questionnaires or oral interviews, facilitated by Board members, management, or third-party advisers.

The Committee or director responsible for the assessment has flexibility to determine the format of the evaluation and the matters to be assessed.

Board and Committee assessments generally consider practices, culture, the quality of board materials and discussion, areas of focus for the coming year, and the Board’s skills mix.

Individual assessments focus on each director’s contributions, level of engagement, and independence.The Chairman’s assessment also focuses on his leadership of the Board, his working relationship with the CEO, and “tone at the top.”

Each assessment is conducted before a regularly scheduled Board meeting.
When a written questionnaire is used, each director is provided access to the assessment through the Company’s electronic board portal. Responses are scored and summarized for use by the director leading the assessment review.
Before oral interviews, the assessment facilitator sends a memo to the directors providing the framework and discussion topics for the interview. The facilitator then conducts an in-depth conversation with each member of the Board and summarizes the feedback.

Assessment feedback is discussed during executive sessions of the Board.
The Chairman recuses himself during discussion of his own assessment. Following the discussion, the Chair of the NCGC conducts a private discussion with the Chairman to review the Board’s feedback.
The NCGC and the Board each discuss general feedback from individual director assessments, and discuss the assessment of any director who may be nominated for re-election at the upcoming annual meeting of shareholders (with those directors recused from the discussion). Afterward, the Chair of the NCGC shares individual feedback with each director.

After considering the feedback from the multi-faceted evaluation processes, the Board and its committees work with management to take action based on the feedback to enhance Board and committee effectiveness.
For 2018, some of these actions included:
–
Instructing management to increase the Board’s exposure to and participation in the Company’s enterprise risk management process.
–
Requesting additional opportunities to hold “skip-level” meetings with the executive officers’ direct reports at every regularly scheduled Board meeting.
–
Enhancing the Board’s focus and education on cybersecurity and information technology.

In addition to the formal processes, throughout the year the directors have regular opportunities to share feedback informally with the Chairman and with management.

Risk management
Board oversight of corporate risk
OMNOVA’s Board plays an active role in overseeing OMNOVA’s risk. OMNOVA employs an enterprise risk management framework, lead by senior leadership, to identify, assess, and mitigate material risks to the Company. This framework is reviewed annually with the Safety, Health, Environmental & Security Committee and a report on the Company’s material risks, generated by that framework, is presented to the committee and to the full Board for review and discussion. Additionally, members of senior management regularly report on areas of material risk to the Board’s committees and to the Board as appropriate.
The Board exercises direct oversight of enterprise-wide risks, including operational, market, and strategic risks, and has delegated oversight of certain specialized risks and risk-related activities to its committees:

•
The Audit Committee oversees internal audit, financial reporting, compliance, and legal risks, and the implementation, management, and evaluation of appropriate internal controls. The Audit Committee also oversees the Company’s cybersecurity risks and management’s programs and policies designed to mitigate cybersecurity risk.

•	The Compensation & Organization Committee oversees risks related to OMNOVA’s compensation policies and practices.

•	The Nominating & Corporate Governance Committee oversees risks related to current and emerging governance practices.

•
The Safety, Health, Environmental & Security Committee has oversight responsibility for the Company’s safety, environmental, health, and security risks. Additionally, the committee provides oversight, guidance, and support to management in structuring the Company’s enterprise risk management program.

Committee chairs are responsible for bringing known risks to OMNOVA’s strategy and business discussed by each committee to the attention of the full Board.
The Board believes its leadership and committee structure assists the Board’s understanding of the Company’s material risks by allowing specialized committees to oversee risks within their expertise, and by providing the Board with a single point of contact, the Chief Executive Officer (a member of the Board), who can provide insight into how those risks may impact the Company and may be mitigated.
Oversight of compensation practices and risks
OMNOVA’s compensation program is designed to offer compensation that rewards performance, is market competitive, and is aligned with OMNOVA’s short-term and long-term strategic objectives and the interests of shareholders. Annually, the Compensation & Organization Committee assesses the Company’s compensation programs, policies, and practices to determine if they inappropriately encourage excessive risk taking by employees and are reasonably likely to have a material adverse effect on the Company. As part of this assessment, the committee reviews the performance metrics and objectives, incentive opportunities, and other material features of OMNOVA’s incentive compensation programs, as well the policies and practices designed to mitigate risks that may be inherent in those programs. The Compensation & Organization Committee engages its independent third-party compensation consultant, Pay Governance LLC, to assist with this assessment. Reviews of compensation programs, policies, and practices by the Committee and OMNOVA management did not identify any program, policy, or practice that would incentivize excessive risk taking that was reasonably likely to have a material adverse effect on OMNOVA. The material features, policies, and practices related to OMNOVA’s compensation programs for the Named Executive Officers are described under the heading “Compensation Discussion & Analysis” beginning on page 21 of this proxy statement.

Oversight of cybersecurity risks
Pursuant to its charter, the Audit Committee is responsible for oversight of the Company’s cybersecurity program and management’s plans, programs, and policies designed to mitigate cybersecurity risks. As part of its annual calendar, the Audit Committee regularly reviews reports on cybersecurity matters and the information technology control environment presented by the Company’s director of information technology, the internal audit team, and the Company’s independent accounting firm, Ernst & Young. Additionally, management has formed a cross-functional cybersecurity committee, supported by an independent third-party consultant, which assesses the Company’s cybersecurity risk and identifies and prioritizes the Company’s cybersecurity projects. The director of information technology regularly reports on the work and progress of this management committee as part of his interaction with the Audit Committee.
Succession planning
The Board is actively engaged in the Company’s talent management. The Compensation & Organization Committee reviews the Company’s human resources strategy in support of its business strategy at least annually and frequently discusses talent, talent development, incentives, challenges and opportunities with the Chief Executive Officer and the Chief Human Resources Officer during its meetings. The annual reviews include a detailed discussion of the Company’s executive officers and senior leadership team, with a focus on succession planning for those positions. Following the Compensation & Organization Committee’s annual review, management presents its current succession plan and talent development strategies to the full Board for discussion.
In addition, the committees of the Board regularly discuss the talent pipeline for critical roles in their respective areas of oversight. High-potential leaders of the Company are given exposure and visibility to Board members through formal presentations, informal events, and one-on-one meeting opportunities at every regular Board meeting.
Meetings and meeting attendance
The Board meets regularly during the year, and holds special meetings or acts by unanimous written consent as circumstances require. The Board and each of its committees meet in executive session at each regularly scheduled meeting. The Board and its committees held a total of thirty-five meetings during the 2018 fiscal year. On average, the directors attended approximately 99% of these meetings, and no individual director attended less than 75% of required meetings. OMNOVA’s directors are requested to attend the annual meeting of shareholders, and all then-serving Board members did so for 2018.
Related-party transactions
OMNOVA’s Business Conduct Policies require all employees and directors of the Company and their related persons to avoid conflicts of interest with OMNOVA. Any transaction, relationship, or arrangement with OMNOVA in which a director, employee, or other related person has a direct or indirect material interest (excluding compensation for service as an officer or director) is subject to review by the Company’s law department and the Audit Committee to prevent, minimize, or where possible eliminate conflicts of interest.
During the 2018 fiscal year and through the date of this proxy statement, there were no transactions between OMNOVA and any employee, director, greater-than-5% shareholder, or their related persons that were required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently contemplated.

Director compensation program
OMNOVA’s annual director compensation program includes: (i) a cash fee and (ii) an equity grant, in the form of restricted share units, to further align the interests of the Company’s nonemployee directors with those of OMNOVA’s shareholders. Directors do not receive per-meeting compensation for Board or committee meeting attendance or for attending Board-related activities, but OMNOVA reimburses reasonable expenses related to such attendance. Directors who serve in Board leadership roles (as chair of a committee or as Board Chairman) receive additional compensation for their increased responsibility and time commitment. Ms. Noonan, an employee of OMNOVA, receives no compensation for her service as a director.
Annually, the Compensation & Organization Committee conducts a review of OMNOVA’s director compensation program with the assistance of the committee’s independent compensation consultant, Pay Governance LLC. The 2018 review evaluated OMNOVA’s director compensation program in comparison to OMNOVA’s compensation peer group as well as twenty-five similarly sized Standard & Poor’s small cap companies. The review concluded that the structure of OMNOVA’s director compensation program, as described above, generally aligns to market practices. The review also concluded that OMNOVA’s director compensation program pays compensation near the median of the comparison groups in all respects except for the compensation of the chairs of the Safety, Health, Environmental & Safety Committee and the Nominating & Corporate Governance Committee (which pay was below median). After review and discussion, the Compensation & Organization Committee recommended, and the Board approved, an increase to the compensation for chairs of the Safety, Health, Environmental & Safety Committee and the Nominating & Corporate Governance Committee from $7,500 per year to $10,000 per year. The following table shows the director compensation program for 2018:

Annual Compensation Element	($)
All Directors
Annual Cash Compensation	75,000
Annual Restricted Share Units Grant	90,000
Board Leadership Roles
Board Chairman	70,000
Audit Committee Chair	17,500
Compensation & Organization Committee Chair	12,500
Safety, Health, Environmental & Security Committee Chair	10,000
Nominating & Corporate Governance Committee Chair	10,000
No director received benefits or compensation other than as described above for services to the Company.
Restricted share units
Director equity is granted annually in the form of restricted share units under OMNOVA’s 2017 Equity Incentive Plan. The number of restricted share units granted is equal to $90,000 divided by the average closing price per OMNOVA common share on the New York Stock Exchange for the thirty trading days preceding the date of grant. Regardless of the results of the calculation, OMNOVA’s 2017 Equity Incentive Plan limits grants to any individual, non-executive director to 50,000 shares in the aggregate during any calendar year. Restricted share units generally vest on the later of one year from the grant date or the date a director separates from the Board.
Deferral of cash fees
The Company’s Deferred Compensation Plan for Non-Employee Directors, an unfunded plan, allows each director to defer payment of the director’s cash fees (including committee and Board chairman fees) to a future date. Cash fees may be deferred into three investment choices: phantom shares that track the price of OMNOVA common shares; an S&P 500 index fund; or into a stable-value cash fund in which quarterly interest is credited. All distributions from the Deferred Compensation Plan for Non-Employee Directors are settled in cash at the then-current value of the investment, regardless of the director’s investment selection.

2018 director compensation table
The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors during the 2018 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
David J. D'Antoni	75,000	91,539	166,539
Janet Plaut Giesselman	87,500	91,539	179,039
Joseph M. Gingo	75,000	91,539	166,539
Michael J. Merriman	85,000	91,539	176,539
James A. Mitarotonda	75,000	91,539	166,539
Steven W. Percy	92,500	91,539	184,039
Larry B. Porcellato	85,000	91,539	176,539
Allan R. Rothwell	75,000	91,539	166,539
William R. Seelbach	145,000	91,539	236,539
Robert A. Stefanko (3)	37,500	45,764	83,264

(1)
Includes an additional retainer for Board Chairman or Board committee chair responsibilities as follows: Janet Plaut Giesselman, $12,500 for service as chair of the Compensation & Organization Committee; Michael J. Merriman, $10,000 for service as chair of the Nominating & Corporate Governance Committee; Steven W. Percy, $17,500 for service as chair of the Audit Committee; Larry B. Porcellato, $10,000 for service as chair of the Safety, Health, Environmental & Security Committee; and William R. Seelbach, $70,000 for service as Chairman of the Board of Directors.

(2)
Amounts reported as “Stock Awards” reflect the grant date fair value of restricted share units awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note O to the Consolidated Financial Statements contained in our 2018 Annual Report for an explanation of the assumptions made in valuing these awards.

On March 22, 2018, each of the directors received a grant of 8,555 restricted share units at a grant date fair market value of $10.70 per share. The number of restricted share units each director received was based on the equity grant value for the director compensation program, $90,000, divided by the thirty trading-day average price for OMNOVA’s common shares through March 20, 2017 ($10.52).
The aggregate amount of restricted share units shares held by each director at the Company’s 2018 fiscal year-end is included for each director under the Column “Restricted Share Units” in the table “Ownership of OMNOVA Securities” found on page 18 of this proxy statement. Although that table is reported as of the record date, January 22, 2019, no director’s holdings of restricted share units changed from the end of fiscal 2018 through the record date. No director presently holds option awards covering OMNOVA common shares.

(3)
Mr. Stefanko retired from the Board of Directors as of the date of the Company’s 2018 annual meeting of shareholders (March 23, 2018). Consistent with Board practice, Mr. Stefanko received one-half of his annual cash compensation and one-half of his annual equity compensation for his services as a director through the annual meeting.

Director education
OMNOVA hosts an orientation program to familiarize new Board members with its businesses, strategies, and policies, and to assist new directors in developing the skills and knowledge required for their service on the board of directors of a publicly-traded company. The Board also sponsors continuing education programs and presentations led by external subject-matter experts, and subscribes to Board-focused periodicals and webcasts, to assist the directors in maintaining the skills and knowledge necessary and appropriate for the performance of their responsibilities.

Corporate governance documents
OMNOVA’s Board committee charters, its Corporate Governance Guidelines, and its Business Conduct Policies (Code of Ethics) are all available on OMNOVA’s website: www.omnova.com. Copies of these documents will be delivered, free of charge, to any shareholder who contacts OMNOVA’s Corporate Secretary in writing at 25435 Harvard Road, Beachwood, Ohio 44122.
Corporate Governance Guidelines
The Board of Directors has adopted written Corporate Governance Guidelines that detail the Board’s corporate governance duties, responsibilities, and policies, many of which are described in this proxy statement. The Corporate Governance Guidelines are reviewed annually and updated periodically to take into consideration best practices in corporate governance and changes in applicable laws and regulations.
Business Conduct Policies (Code of Ethics)
OMNOVA is committed to the highest standards of personal and professional integrity and ethics. OMNOVA employees and directors are held to the standards set forth in the OMNOVA Solutions Business Conduct Policies, a code of ethics adopted by the Company. The Business Conduct Policies, which are reviewed and approved annually by the Audit Committee, cover a variety of subjects including sales practices, conflicts of interests, insider trading, financial reporting, mutual respect, environmental compliance, and compliance with laws. Only the Board is authorized to waive any provision of the Policies for OMNOVA’s executive officers or directors, and any waiver granted to executive officers or directors will be promptly disclosed on OMNOVA’s website. No such waivers were applied for or granted during the 2018 fiscal year.
Communication with the Board
Shareholders and other interested parties are invited to contact the Board, in writing, concerning the Board and matters of corporate governance. Envelopes must be clearly marked “Board Communication” or “Director Communication.” The communication must identify the author and state whether the intended recipients are all members of the Board, a committee of the Board, or a specified director or directors. The Corporate Secretary routinely filters or redirects communications that are solicitations, consumer complaints, unrelated to the Company or its business, or pose a potential security risk to the addressee(s). Communications should be sent to OMNOVA’s headquarters at 25435 Harvard Road, Beachwood, Ohio 44122, addressed to the “Corporate Secretary” and marked “Confidential.”

Ownership of OMNOVA Securities
The following table reports the number of OMNOVA equity securities that were beneficially owned by the directors of the Company, the Named Executive Officers (as identified on page 21 of this proxy statement), and all directors and executive officers of the Company as a group. The table also sets forth the beneficial ownership of each person who has publicly reported ownership of more than 5% of OMNOVA’s common shares. Beneficially-owned OMNOVA equity securities include directly and indirectly-owned OMNOVA common shares and unvested restricted shares, as well as OMNOVA common shares that can be acquired within sixty days of the record date, Tuesday, January 22, 2019, through the vesting of restricted share units, performance shares, or other share-based grants.
This information is provided as of the record date, except where otherwise noted.

Name	Common and Restricted Shares (#)(1)	Restricted Share Units (#)(2)	Total Beneficial Ownership (#)(3)	Total Beneficial Ownership as a % of Outstanding Common Shares (4)
David J. D'Antoni	20,023	89,340	109,363	0.24%
Paul F. DeSantis	62,884	—	62,884	0.14%
Janet Plaut Giesselman	—	40,283	40,283	0.09%
Joseph M. Gingo	5,000	40,283	45,283	0.10%
James C. LeMay	96,405	27,200	123,605	0.28%
Michael J. Merriman	3,000	87,126	90,126	0.20%
James A. Mitarotonda	1,010,138	40,283	1,050,421	2.34%
Marshall D. Moore	7,436	—	7,436	0.02%
Anne P. Noonan	84,379	—	84,379	0.19%
Steven W. Percy	15,617	89,340	104,957	0.23%
Michael A. Quinn	40,775	—	40,775	0.09%
Larry J. Porcellato	7,500	85,109	92,609	0.21%
Allan R. Rothwell	—	74,534	74,534	0.17%
William R. Seelbach	59,523	89,340	148,863	0.33%
All 14 Directors and Executive Officers as a group	1,412,680	662,838	2,075,518	4.63%
Bank of New York Mellon Corporation (6)	4,741,000	—	4,741,000	10.57%
Wellington Management Company, LLP (7)	4,231,313	—	4,231,313	9.44%
Royal Bank of Canada (8)	4,107,919	—	4,107,919	9.16%
BlackRock et. al. (9)	3,342,736	—	3,342,736	7.45%
GAMCO Investors Inc., et al. (10)	2,373,090	—	2,373,090	5.29%
Dimensional Fund Advisors Ltd. (11)	2,262,942	—	2,262,942	5.05%

(1)
This column includes each director’s or executive officer’s holdings or beneficial ownership of OMNOVA common shares and OMNOVA restricted common shares, as well as OMNOVA common shares held by executive officers in the OMNOVA Solutions Inc. Employee Share Purchase Plan or the OMNOVA common share stock fund of OMNOVA Solutions Retirement Savings Plan.

(2)
Restricted share units are granted annually to executives and to non-employee directors under OMNOVA’s 2017 Equity Incentive Plan. For executive officers, only restricted share units that are scheduled to vest within 60 days of the record date, Tuesday, January 22, 2019, are considered “beneficially owned” for purposes of this table. Mr. LeMay’s restricted share units may vest within 60 days of the record date because he satisfies all of the criteria for early retirement under the 2017 Equity Incentive Plan. For more information concerning executive compensation, please see the discussion under the heading “Compensation Discussion & Analysis” beginning on page 21 of this proxy statement. For more information about director compensation, please see page 15 of this proxy statement.

(3)
The amounts reported in this column do not include shares that are committed for payment in cash upon vesting or distribution. Shares excluded for those reasons include shares held by directors under the Directors Deferred Compensation Plan and performance shares granted to executive officers under OMNOVA’s Long-Term Incentive Plan that are committed for payment in cash.

(4)
The percentages reported in this column for each of OMNOVA’s directors, executive officers, and holders of more than 5% of OMNOVA common shares are based on OMNOVA’s 44,846,069 outstanding common shares on the record date, January 22, 2019.

(5)
The amounts reported for Mr. Mitarotonda under the “Common and Restricted Shares” column include 944,454 shares held directly by Barington Companies Equity Partners, L.P. (“Barington Equity”), and 65,684 shares held in the account of MSF Partners, LLLP (“MSF Account”), for which Barington Companies Investors, LLC (“Barington Investors”) serves as investment adviser. Mr. Mitarotonda is the sole stockholder of LNA Capital Corp. (“LNA”), the general partner of Barington Capital Group L.P. (“Barington Capital”), which is in turn the majority member of Barington Investors. Barington Investors serves as the general partner of Barington Equity. Accordingly, each of Mr. Mitarotonda, LNA, Barington Investors, and Barington Capital may be deemed to have sole power to vote and dispose of the shares owned by Barington Equity and the shares held in the MSF Account. Barington Equity may be deemed to have sole power to vote and dispose of the shares it owns directly. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(6)
Based solely upon information contained in the Schedule 13F-HR filed by Bank of New York Mellon Corporation (“BNYM”) with the Securities and Exchange Commission on November 9, 2018. BNYM reported that as of September 30, 2018, it had (a) shared investment discretion with BNY Mellon Asset Management North America Corporation and Knights of Columbus Asset Advisors LLC, and sole voting authority, over 239,718 shares; (b) shared investment discretion with BNY Mellon Asset Management North America Corporation over 1,741,925 shares, of which it had sole voting authority over 1,712,139 shares and no voting authority over 29,786 shares; (c) shared investment discretion with The Dreyfus Corporation, and sole voting authority, over 2,356,639 shares; (d) shared investment discretion with The Bank of New York Mellon, and sole voting authority, over 402,718 shares. The reported address of BNYM is 240 Greenwich Street, New York, NY 10286.

(7)
Based solely upon information contained in the Schedule 13F-HR filed by Wellington Management Group LLP (“Wellington”) with the Securities and Exchange Commission on November 14, 2018. Wellington reported that as of September 30, 2018, it had (a) shared investment discretion with Wellington Management Company LLP over 3,290,897 shares, of which it had shared voting authority over 2,673,403 shares and no voting authority over 617,494 shares; (b) shared investment discretion and voting authority with Wellington Trust Company, NA and Wellington Management Company LLP over 808,352 shares; and (c) shared investment discretion with Wellington Management International Ltd. for, but no voting authority over, 132,064 shares. The reported address of Wellington is 280 Congress Street, Boston, MA 02210.

(8)
Based solely upon information contained in the Schedule 13F-HR filed by the Royal Bank of Canada (“RBC”) with the Securities and Exchange Commission on November 14, 2018. RBC reported that as of September 30, 2018, it had (a) shared investment discretion with RBC Global Asset Management (U.S.) for 4,103,651 shares, for which it had shared voting authority over 2,647,405 shares and no voting authority over 1,456,246 shares; (b) shared investment authority with shared investment authority with RBC Capital Markets, LLC over 3,456 shares, of which it had sole voting authority over 3,328 shares and no voting authority over 128 shares; and (c) shared investment authority with RBC Capital Markets Arbitrage S.A for, and sole voting authority, over 812 shares. The reported address of RBC is 200 Bay Street, Toronto, Canada, A6 M5J2J5.

(9)
Based solely upon information contained in the Schedule 13F-HR filed with the Securities and Exchange Commission on November 9, 2018 by BlackRock, Inc. (“BlackRock”). BlackRock reported that as of September 30, 2018: (a) BlackRock Asset Management Canada Limited had sole investment discretion and voting authority over 1,066 shares; (b) BlackRock Financial Management, Inc. had sole investment discretion over 35,659 shares, of which it had sole investment discretion over 1,668 and no investment discretion over 33,991 shares; (c) BlackRock Advisors, LLC had sole investment discretion and voting authority over 40,557 shares; (d) BlackRock Fund Advisors had sole investment discretion and voting authority over 1,603,604 shares; (e) BlackRock Investment Management, LLC had sole investment discretion and voting authority over 146,782 shares; (e) BlackRock Group Limited had sole investment discretion over 37,534 shares, of which it had sole voting authority over 25,356 shares and no voting authority over 12,178 shares; and (f) BlackRock Institutional Trust Company, N.A. had sole investment discretion over 1,477,534 shares, of which it had sole voting authority over 1,416,337 shares, and no voting authority over 61,197 shares. BlackRock specifically disclaims investment discretion over the holdings reported by its subsidiaries and affiliates. The reported address of BlackRock is 55 East 52nd Street, New York, NY 10022.

(10)
Based solely upon information contained in the Schedules 13F-HR filed with the Securities and Exchange Commission on November 2, 2018 by each of GAMCO Investors, Inc. et al, Gabelli Funds LLC, and Teton Advisors. The entities reported their beneficial ownership of OMNOVA common shares as follows, as of September 30, 2018: (a) GAMCO Investors, Inc. et al had sole investment discretion over 1,100,990 shares, of which it had sole voting authority over 1,032,515 shares and no voting authority over 68,475 shares; (b) Gabelli Funds LLC had sole investment discretion and voting authority over 890,200 shares; and (c) Teton Advisors had sole investment discretion and voting authority over 381,900 shares. The reported address of GAMCO Investors, Inc. et al, is One Corporate Center, Rye, NY 10580.

(11)
Based solely upon information contained in the Schedule 13F-HR filed with the Securities and Exchange Commission on November 13, 2018 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported it had shared investment discretion over 2,262,942 shares with Dimensional Fund Advisors Ltd., over 2,138,014 shares, of which it had sole voting authority over 2,138,014 shares and no voting authority over 124,928 shares. The reported address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

Equity ownership requirements and holding periods
During 2018, the Compensation & Organization Committee of the Board reviewed the Company’s share ownership guidelines, which were established in 2009. The review included an assessment of the share ownership guideline practices of the Company’s compensation peer group, as well a review of several market studies of share ownership practices for public companies. After consideration and discussion, and consistent with leading practices, the Compensation & Organization Committee determined that going forward the Company’s share ownership guidelines would be stated as a multiple of compensation rather than a fixed number of shares, and that the required multiples should be increased to further align the interests of the Board and management with OMNOVA’s shareholders, as follows:

Category	Multiple	Applicable Compensation
Chief Executive Officer	Six times	Annual base salary
Executive Officers	Three times	Annual base salary
Non-Executive Senior Leadership Team	One times	Annual base salary
Non-Employee Directors	Four times	Annual cash compensation (excluding compensation for Board leadership roles)
Until the ownership guidelines are satisfied, executive officers (including the Chief Executive Officer) and non-executive members of the senior leadership team are not permitted to sell any OMNOVA common shares that are received, on a post-tax basis, upon the vesting of restricted shares, restricted share units, or performance shares committed for payment in OMNOVA common shares.
Newly-elected directors and officers are required to come into compliance with the equity ownership requirements within five years of their appointment or election. As of the record date for the Annual Meeting, January 22, 2019, all officers or directors were in compliance with these requirements, or on track to comply with these requirements within the timeline set by the Committee.
Hedging and pledging
OMNOVA strictly prohibits its directors and executive officers from engaging in hedging transactions involving OMNOVA equity securities or from pledging OMNOVA equity securities as collateral for any transaction. During the 2018 fiscal year, no director or executive officer hedged against, or pledged as collateral, any OMNOVA securities.
Section 16(a) beneficial ownership reporting compliance
OMNOVA’s directors, executive officers, and beneficial owners of more than 10% of any class of equity securities of OMNOVA are required to report their ownership and certain changes in ownership of OMNOVA equity securities to the Securities and Exchange Commission. The Securities and Exchange Commission has established certain due dates and requirements for these reports. Based solely on a review of copies of such reports furnished to OMNOVA or written representations that no other reports were required, OMNOVA knows of no director or executive officer who failed to timely file any report required to be filed for the 2018 fiscal year.

Compensation Discussion & Analysis
This Compensation Discussion & Analysis (“CD&A”) provides an overview of OMNOVA’s executive compensation philosophy and practices, and the factors considered by the Compensation & Organization Committee (the “Committee”) in granting and delivering executive compensation for the 2018 fiscal year. This CD&A focuses on the five individuals identified below (the “Named Executive Officers”).

Name	Current Title	Year Hired / Promoted
Anne P. Noonan	President and Chief Executive Officer	2016
Paul F. DeSantis	Senior Vice President and Chief Financial Officer; Treasurer	2014
James C. LeMay	Senior Vice President, Corporate Development; General Counsel	2000
Marshall D. Moore	Chief Technology Officer and Senior Vice President, Operations	2018
Michael A. Quinn	Senior Vice President and Chief Human Resources Officer	2013
To review some of the elements of OMNOVA’s performance for the 2018 fiscal year that were considered by the Committee in determining the compensation of the Named Executive Officers, please see page S-1 of this proxy statement. The definition of certain financial goals and metrics (EBIT, Weighted Working Capital Days, EPS, ROIC, and Relative TSR) used throughout this discussion can be found on page 39 of this proxy statement.
Compensation practices
OMNOVA’s compensation program incorporates a number of best practices in executive compensation program governance:

What we do	What we do NOT do
Place a significant portion of executive compensation at risk	NO active supplemental executive retirement plans
Impose meaningful share ownership and holding requirements	NO hedging or pledging of OMNOVA securities by executives or directors
Regularly review share utilization by compensation plans	NO “timing” of equity grants
Include relative performance as a component of long-term performance incentives	NO repricing of stock options without shareholder approval
Include minimum performance requirements and maximum performance caps on performance-based compensation	NO duplication of metrics in annual and long-term incentive plans
Tie annual and long-term incentives to objective performance measures	NO new executive plans or agreements with tax gross- ups
Set challenging annual and long-term incentive performance objectives	NO “single-trigger” change in control provisions in incentive compensation plans (beginning in 2017) or employment agreements
Balance executive compensation programs and policies to encourage prudent risk taking	NO guaranteed minimum bonuses
Maintain an executive compensation recovery policy	NO factors that encourage excessive risk taking, which is assessed annually
Measure long-term performance over a three-year horizon
Establish a “circuit breaker” below which annual incentives may not be funded

Compensation philosophy
OMNOVA operates in highly competitive markets. To grow the business and compete on a global scale, the Company must successfully recruit, reward, and retain talented business leaders, and they, in turn, must perform for the Company and successfully drive its strategy. To that end, the Committee pursues a pay-for-performance compensation philosophy that is aligned with the interest of OMNOVA shareholders in sustainable, long-term, profitable growth.
The Committee believes this philosophy is best implemented through a compensation program that:

•	establishes a clear and direct connection between the short-term and long-term performance of the Company and the compensation paid to executives;

•	is market-competitive and reasonable; and

•	attracts and retains high-caliber executives who can contribute to the Company’s success.
In executing this compensation philosophy, the Committee makes two critical assessments every fiscal year:

•
At the beginning of each fiscal year, the Committee reviews data to ensure that the compensation program continues to target and deliver total compensation opportunities approximating broad market and compensation peer group medians. Based on this review, the Committee determines what short-term and long-term compensation opportunities will be provided to the executive officers, and what level of performance will be required to realize those opportunities. These compensation opportunities are approximated by the amounts disclosed in the Summary Compensation Table in accordance with Securities and Exchange Commission requirements. Those amounts may or may not reflect the ultimate value that executive officers receive as a result of Company performance and changes in the Company’s share price.

•
After the conclusion of each fiscal year, the Committee evaluates the company’s performance against previously-established objectives and calculates the compensation the executive officers will actually receive based on that performance.

The principle components of the Summary Compensation Table include, for each Named Executive Officer, the salary paid and the annual cash incentive(s) earned for the fiscal year, as well as the grant date fair value of equity awards (including long-term equity compensation and equity-based long-term performance shares). The Committee believes the Summary Compensation Table format provides insufficient information to evaluate the links between performance and compensation outcomes because that table focus primarily on compensation opportunities that may or may not be realized based on future performance. Therefore, for shareholders to evaluate the Committee’s execution of a pay-for-performance compensation philosophy, the Committee believes it is necessary to present Realized Compensation in addition to the Summary Compensation Table to show how performance translated into paid compensation.
Realized Compensation
“Realized Compensation” is the sum of the base salary paid and annual incentives achieved for a fiscal year, the market value of the performance shares that have been earned and will be paid for performance periods ending during that fiscal year, and the market value of any equity awards that vested during that fiscal year. Realized Compensation also excludes amounts reported in the “All Other Compensation” column of the Summary Compensation Table, because that column reports amounts which, while income to the executive, are not performance-based.
To illustrate how Realized Compensation aligns to performance outcomes, consider the performance shares granted in early 2017 to Ms. Noonan for the two-year 2017 to 2018 performance period. Because these performance shares were granted in 2017, they were reported in the Summary Compensation Table of last year’s proxy statement. Per reporting requirements, the performance shares were reported in the 2017 Summary Compensation Table assuming target performance would be achieved (which would result in 42,400 shares vesting), and they were valued as of the grant date (at $364,640, or $8.60 per share).

However, at the end of the two-year performance period, the Committee concluded that based on performance against the objectives established for the program, Ms. Noonan would only earn approximately 85% of the target number of performance shares granted to her (36,163 shares). Because performance shares track the value of the Company’s common shares, and the price of the Company’s common shares decreased during the performance period, each performance share was less valuable when actually delivered than on the date granted. As a result, the performance shares Ms. Noonan actually earned for the Company’s two-year performance were valued at $291,474 versus the $364,640 stated in the 2017 Summary Compensation Table. Because the Summary Compensation Table largely focuses on performance opportunities, and not performance outcomes, Ms. Noonan’s actual earnings for these two-year performance shares do not appear in the Summary Compensation Table in this proxy statement. Instead, that table presents the grant date fair value of the performance shares issued to Ms. Noonan for a three-year measurement period ending in 2020.
In summary, the Committee believes Summary Compensation Table compensation and Realized Compensation are both important for shareholders to consider when evaluating whether the Committee’s pay-for-performance compensation philosophy is being effectively delivered. Together, these two measures provide shareholders with a better view of performance opportunities and performance outcomes.
The following chart illustrates the total Summary Compensation Table compensation (“Reported Compensation”), and the corresponding Realized Compensation, for the Chief Executive Officer for the past three fiscal years. The amounts included for fiscal 2016 reflect compensation paid to the Company’s former Chief Executive Officer, excluding the severance paid to him at the end of the fiscal year (approximately $3.6 million, as disclosed in the Company’s 2017 proxy statement). Amounts for the 2017 and 2018 fiscal years reflect compensation paid to the Company’s current Chief Executive Officer, Ms. Noonan.
The table below shows, for each Named Executive Officer, the calculation of his or her 2018 Realized Compensation in comparison to his or her 2018 Reported Compensation:

Named Executive Officer	2018 Salary Paid	2018 Annual Incentive Result	2017-2018 Performance Shares Result	Equity Vested During 2018	Total 2018 Realized Compensation	Total 2018 Reported Compensation
Anne P. Noonan	$699,231	—	$291,474	$176,550	$1,167,255	$2,298,778
Paul F. DeSantis	$460,000	—	$84,388	$185,110	$729,498	$925,404
James C. LeMay	$383,538	—	$70,759	$156,220	$610,517	$775,712
Marshall D. Moore	$313,846	—	$52,390	$30,380	$396,616	$634,218
Michael A. Quinn	$303,154	—	$55,187	$120,910	$479,251	$600,344
The above chart, table, and discussion are not intended as a substitute for the 2018 Summary Compensation Table and the other disclosures beginning on page 41 of this proxy statement. Instead, they provide additional information designed to give shareholders a concise method of understanding how performance outcomes affected the compensation actually earned by the Named Executive Officers.

Key compensation components
The key components of OMNOVA’s direct compensation program, and recent actions and adjustments, are summarized below.

Element	Characteristic	Purpose	2018 Summary Actions and Adjustments
Base salary (see page 25)	Fixed compensation, subject to annual review and adjustment in the Committee’s discretion	Provide market-competitive wages reflective of the responsibilities and duties of the individual’s role and contribution
–
~11% adjustment to Ms. Noonan’s salary (from $640,000 to $710,000) bringing Ms. Noonan’s salary to 84% of the peer group CEO median
–
~14% adjustment to Mr. Moore’s salary (from $280,000 to $320,000) in connection with his promotion to Chief Technology Officer and SVP, Operations
–
Market increases for all other Named Executive Officers of 2-4%

Annual incentives (see page 26)	At-risk, performance-based compensation, tied to the achievement of short-term financial and strategic goals	Motivate and reward executives for achieving annual financial and strategic goals and value creation for shareholders
–
Added a metric for qualitative assessment of Strategic Objectives for the CEO and readjusted the weights of her performance metrics. No change in the CEO’s pay opportunities
–
No change in metrics, weights, or pay opportunities for the other Named Executive Officers

Performance shares (see page 28)	At-risk, performance-based compensation, tied to (i) the achievement of performance objectives over a three-year period and (ii) the Company’s share price appreciation during that period	Focus executives on financial and strategic objectives over a longer measurement period, and reward performance and long-term value creation for shareholders
–
No change in metrics, weights, or pay opportunities for the 2018-2020 three-year performance shares program beginning 2018
–
“Bridge” program ending in 2018 is the final two-year performance shares program, with pay opportunities equal to 50% of a standard program; all performance share programs will be three-year programs going forward
–
All performance shares granted 2018 and after to be settled in OMNOVA common shares

Time-based equity (see page 32)	At-risk, service-based compensation linked to OMNOVA’s share price appreciation over a three-year “cliff” vesting period	Enhance the long-term retention of high-caliber executives while motivating actions focused on long-term share price appreciation	– Time-based equity grants maintained at 2017 levels (equal to 75% of base salary for CEO; 35% of base salary for other Named Executive Officers)
Each year the Committee evaluates the mix of compensation components that the Chief Executive Officer and the other Named Executive Officers could receive by achieving target performance across all compensation components. The mix is set by reviewing competitive market pay data for executive officers having similar roles to each Named Executive Officer, and considers factors such as individual performance, skills and experience, and tenure in role. The Committee’s preference is for the compensation mix to emphasize performance-based opportunities. For long-term incentives, the Committee targets a split of 60% performance shares and 40% time-based equity. Generally, the mix of compensation components is consistent among the Named Executive Officers (other than the Chief Executive Officer).

For fiscal year 2018, approximately 75% of the target compensation opportunity for OMNOVA’s Chief Executive Officer, and approximately 66%, on average, of the target compensation opportunity for each other Named Executive Officer, was at risk, as illustrated in the following charts:

CEO
Base Salary (25%)
Target Annual Incentive (25%)
Time-Based Equity (19%)
Target Performance Shares (31%)
Fixed (25%)
At Risk (75%)

Fixed
(34%)
Target
Performance
Shares
(25%)
Base Salary
(34%)
All NEOs
(Average)
Time-Based
Equity
(16%)
Target Annual
Incentive
(25%)
At Risk
(66%)

The subsequent pages describe how each component of compensation was determined for the Named Executive Officers for the 2018 fiscal year.
Base salary
Generally, the Committee seeks to maintain base salaries for the Named Executive Officers within a reasonable range of the market median for executive officers having similar responsibilities with comparable companies. The Committee reviews the salaries of the Named Executive Officers every year and updates them when it deems appropriate.
At her promotion to President and Chief Executive Officer, the Board of Directors set Ms. Noonan’s base salary at $640,000, approximately 81% of the base salary of OMNOVA’s prior Chief Executive Officer and approximately 76% of the median base salary for a Chief Executive Officer in the Company’s then-current compensation peer group. To prepare for 2018 compensation decisions, the Committee updated the Company’s compensation peer group and, with the support of Pay Governance LLC, determined that Ms. Noonan’s salary was approximately 75% of the median base salary for a Chief Executive Officers within the revised compensation peer group. Given Ms. Noonan’s strong performance during her first year as Chief Executive Officer, and the Company’s strong financial and strategic performance during 2017, the Board adjusted Ms. Noonan’s base salary at the beginning of fiscal 2018 by approximately 11%, from $640,000 to $710,000. Following the salary adjustment, Ms. Noonan’s 2018 base salary was approximately 84% of the median for a Chief Executive Officer in the Company’s revised compensation peer group.
In recognition of the additional responsibilities Mr. Moore was assuming over the Company’s global manufacturing operations and facilities at the beginning of fiscal 2018, the Committee approved an adjustment to his base salary from $280,000 to $320,000.
For the Named Executive Officers (excluding Ms. Noonan and Mr. Moore), for fiscal 2018, the Committee approved market-comparable salary increases between 2% and 4%.
For both the market salary increases and the fixed adjustment for Mr. Moore, the Committee (with the support of Pay Governance LLC) conducted a market assessment and review of the median compensation for similarly situated executives in the Company’s revised compensation peer group. Even after these salary changes, the salaries of the Company’s Named Executive Officers (other than the Chief Executive Officer) continue to approximate market medians for similarly-situated executive officers within the Company’s compensation peer group and other companies of OMNOVA’s size.

Annual incentives
All Named Executive Officers (including the Chief Executive Officer) participate in OMNOVA’s Annual Incentive Plan, a performance-based cash incentive program.
Opportunities
Generally, the Committee sets annual incentive payment opportunities to reflect the market’s and the compensation peer group’s target annual incentive payment levels for similarly situated executives, so that below-target performance results in below-median annual incentive payouts (approximately the 25th percentile at threshold performance), and above-target performance results in above-median annual incentive payouts (approximately the 75th percentile at maximum performance).
For the 2018 annual incentive, the Committee maintained the annual incentive opportunity level for the Named Executive Officers, including Ms. Noonan, at 2017 levels. The Named Executive Officers (other than Ms. Noonan) were eligible for an annual incentive opportunity ranging from 30% of base salary at threshold performance to 120% of base salary at maximum performance, with target performance set at 60% of base salary. Ms. Noonan was eligible for an annual incentive opportunity ranging from 50% of her base salary at threshold performance to 200% of her base salary at maximum performance, with target performance set at 100% of her base salary.
Metrics
Annual incentive payments are earned based on the Company’s achievement against objectives tied to short-term financial and strategic metrics established by the Committee early in the fiscal year.
For the Named Executive Officers, the annual incentives for 2018 required achievement against two metrics: (1) EBIT, weighted at 80%; and (2) Weighted Working Capital Days, weighted at 20%. EBIT, a measure of the Company’s operating profit, directly affects short-term shareholder value and is therefore afforded the greatest weight. The inclusion of the Weighted Working Capital Days metric reflects the Company’s strategic goal of reducing its overall working capital by reducing working capital days.
With the support of Pay Governance LLC, the Committee evaluated and implemented an additional metric for the Chief Executive Officer for 2018, based on the Committee’s qualitative assessment of Ms. Noonan’s delivery against her strategic objectives. In the Committee’s view, assessing Ms. Noonan’s performance against her strategic objectives gives the Committee an opportunity to assess the manner in which the Company achieves its financial objectives, which is driven significantly by the Chief Executive Officer. Procedurally, the strategic objectives are proposed by Ms. Noonan, reviewed and commented upon by the Committee and the full Board, and approved by the Committee when establishing each year’s annual incentive program. Generally, Ms. Noonan’s strategic objectives focus on operational performance, business planning and strategic execution, and leadership and organizational development (including culture). Factoring in the new strategic objectives metric, Ms. Noonan’s performance objectives for 2018 were: (1) EBIT, weighted at 70%; (2) Weighted Working Capital Days, weighted at 10%; and (3) achievement of Strategic Objectives, weighted at 20%.
Objectives
In establishing performance objectives for each performance metric, the Committee sets a target level of performance, a threshold level of performance (under which no incentive payment can earned) and a maximum level of performance (over which no greater incentive payment can be earned). Achieving target performance against all performance objectives results in a payment of the target performance opportunity (with corresponding results for threshold and maximum performance).
When establishing the objectives for EBIT and Weighted Working Capital Days for 2018, the Committee considered (among other things): (1) with respect to target, the level of performance approved by the Board for the Company’s 2018 operating plan, (2) with respect to threshold, requiring better performance than the Company’s actual performance results for 2017, and (3) with respect to maximum, requiring a significant level of performance above target that would still be reasonably achievable with outstanding efforts.

The Committee seeks to establish challenging annual incentive performance objectives designed to further incentivize leadership to aggressively drive the corporate strategy, to achieve enhanced business performance, and to increase the Company’s value for shareholders. From 2014 through 2018, the annual incentive program has, on average, paid awards at 54% of the target incentive opportunity, including two years in which at or near-target performance was achieved (2016 and 2017), and two years in which performance fell below threshold resulting in no incentive payment (2014 and 2018). The following chart illustrates the effect of the Committee’s challenging objective setting approach on the annual incentives actually paid (as a percentage of the target opportunity) over the last five fiscal years:
The Committee has also established a “circuit breaker” for the annual incentive plan. If threshold performance is not achieved on the EBIT performance objective, no portion of the annual incentive is paid even if performance against other objectives is at or above the threshold level. The financial value of Ms. Noonan’s Strategic Objectives metric is also linked to EBIT performance—if the Company’s EBIT performance does not exceed target, Ms. Noonan’s payout for performance on the Strategic Objectives cannot exceed a target-level payout, regardless of Ms. Noonan’s actual performance on that metric.
2018 outcomes
The following table shows the performance objectives for each metric included in the 2018 annual incentive plan, OMNOVA’s actual performance against those objectives, and the resulting achievement.

Metric	Performance Required			Actual Result	Achievement (% of target)	Weight	Weighted Achievement %
	Threshold	Target	Maximum
Chief Executive Officer Program
EBIT (in $ millions)	60.5	69.1	76.0	50.6	—%	70%	—%
Weighted Working Capital Days	57.0	55.4	53.4	57.0	50.0%	10%	—%
Strategic Objectives	Qualitative Assessment			Above Target	n/m	20%	n/m
			Calculated Plan Achievement				—%
n/m = not measured			Committee Certified Achievement				—%
Named Executive Officer Program
EBIT (in $ millions)	60.5	69.1	76.0	50.6	—%	80%	—%
Weighted Working Capital Days	57.0	55.4	53.4	57.0	50.0%	20%	—%
			Calculated Plan Achievement				—%
			Committee Certified Achievement				—%
Because the Company’s EBIT performance fell below the threshold objective, the “circuit breaker” for the plan was triggered, and no incentives were achieved or paid to any Named Executive Officer. While Ms. Noonan was generally considered to have performed at an above target level for her Strategic Objectives, the Committee did not determine the precise level of achievement for that objective due to the “circuit breaker.”

Long-term incentives
The Committee grants long-term incentives to the Named Executive Officers through two vehicles: (1) performance shares and (2) time-based equity.
Performance shares
Named Executive Officers are eligible to receive performance shares through the OMNOVA 2017 Equity Incentive Plan. Performance shares are book entry units that track the price of OMNOVA common shares, and may be settled in cash or in OMNOVA common shares. The Committee grants performance shares to the Named Executive Officers to link a significant portion of compensation to the Company’s achievement of long-term objectives relating directly to the creation of long-term value for the Company’s shareholders.
Historically, the Committee required that all performance shares be settled in cash at the end of the performance measurement period to prevent dilution from the issuance of performance shares. Beginning with performance shares granted in 2018, the Committee has determined that all performance shares will be settled in OMNOVA common shares at the end of the performance measurement period to support higher levels of equity ownership by management and to further strengthen the alignment of management and shareholders. Dilution from performance shares will be managed through various means which may include share repurchase authorizations.
One-time 2017-2018 “bridge” performance shares
As disclosed in the Company’s 2018 proxy statement, in 2017 the Committee mandated that all performance share programs going forward would measure performance over a three-year period, rather than the two-year measurement periods historically employed by the Committee.
While evaluating the transition from a two-year to three-year performance measurement period for grants of performance shares to executive officers, the Committee noted that as a direct result of the transition, the Named Executive Officers would not have the opportunity to receive a performance-based payout in February 2019. This “gap year” would occur because the last regular two-year performance share program, (the 2016-2017 performance share program) would be certified and paid in early 2018, while the first three-year performance share program (a 2017-2019 performance share program), would not be paid (if earned) until early 2020.
Concerned with the potential disincentive of a “gap year” in 2019, the Committee, with the assistance of Pay Governance LLC, evaluated various approaches employed by public companies managing such transitions (including one-time cash grants, various equity grant structures, and performance-based grants).
After consideration, the Committee authorized a two-year “bridge” performance share program, covering a measurement period beginning December 1, 2016 (the start of the 2017 fiscal year) and ending on November 30, 2018 (the end of the 2018 fiscal year) (the “2017-2018 Period”). The performance shares for the 2017-2018 Period would be paid (if earned) in early 2019, thus addressing the “gap year” concern. In approving the “bridge” program, the Committee required that the program not increase the cumulative long-term incentive expense that the Company would have otherwise incurred from 2017 to 2020 if the Committee had not mandated the transition to three-year performance share programs.
Opportunities
Generally, the Committee establishes the payment opportunities for performance share grants so that the value of the target opportunity for the performance shares, together with the value of time-based equity grants made in the same year, will reflect the market and compensation peer group median long-term incentive for similarly situated executives. Below-target performance results in below-median total long-term incentive payouts, and above-target performance results in above-median total long-term incentive payouts.
Due to its requirement that the Company incur no additional long-term incentive expense during the transition period in establishing the “bridge” two-year plan, the Committee set performance share opportunities for the 2017-2018 Period at exactly half of the standard opportunities for a long-term performance incentive (at 30%, 62.5%, and 100% of base salary for the Chief Executive Officer, and 12.5%, 25%, and 50% of base salary for each of the other Named Executive Officers).
To determine the number of performance shares represented by the threshold, target, and maximum opportunities, the Committee divided the value at each level of performance by $9.43, the average closing price per OMNOVA common share for the first thirty trading days preceding the grant date. The Committee employs this procedure to moderate day-to-day volatility in OMNOVA’s common share price and to avoid granting an artificially high or low number of performance shares due solely to timing.
Metrics
The Committee established three weighted performance metrics for the 2017-2018 Period: (1) a two-year cumulative EPS goal, weighted at 40%, (2) a two-year average ROIC goal, weighted at 40%, and (3) a Relative TSR metric, weighted at 20%. In the view of the Committee, a cumulative EPS metric is directly aligned to the long-term interests of shareholders and EPS growth is commonly referred to by long-term investors when making investment decisions. Two-year average ROIC is weighted equally with cumulative EPS, as ROIC reflects the Company’s capacity to generate returns through its efficient use of its debt and equity, an important factor in evaluating the Company’s success in executing its long-term strategic plans and creating shareholder value. Lastly, the Committee included a relative performance metric, Relative TSR, which measures the value shareholders place on the Company’s long-term strategic performance in comparison to Russell 3000 companies that, as of December 1, 2016, were identified by the Global Industry Classification System as belonging to the “Materials” industry group and the “Chemicals” industry subgroup.
Objectives
The number of performance shares that can be earned depends upon achievement against performance objectives established by the Committee at the beginning of the performance measurement period. In establishing performance objectives for the performance shares, the Committee sets a target level of performance, as well as a threshold level of performance (under which no performance shares are earned) and a maximum level of performance (over which no additional performance shares are earned). Increased performance against the performance objectives results in an increased number of performance shares (determined on a straight-line interpolation basis).
As with the annual incentive, the Committee seeks to establish rigorous performance objectives for performance shares which are aligned with the Company’s long-term strategic priorities and which promote growth in long-term shareholder value. From 2014 through 2018, performance shares have been earned at approximately 65% of the target opportunity, with significant variability among performance periods, including two performance measurement periods in which performance shares were earned well below the target opportunity (the 2013-2014 and 2014-2015 performance shares).
To further align the value of performance shares to growth in long-term shareholder value, the final value of the cash-settled performance awards is also determined by the change in the price of OMNOVA’s common shares during the performance measurement period. Accordingly, even if performance shares are earned at target performance, the amount ultimately paid in cash at settlement of the performance shares may exceed (or fall below) the grant date value of the target opportunity due to the increase or decrease in OMNOVA’s common share price over the performance measurement period. The value of performance shares that settle in OMNOVA common shares will naturally be determined by movements in OMNOVA’s common share price.

The following chart illustrates the effect of the Committee’s challenging goal setting approach for the performance shares (reflected as the percentage of target performance shares earned) for performance measurement periods ending during the last five fiscal years:

Performance Shares History
(Measurement Periods Ending Between 2014 and 2018)
200%
150%
100%
50%
0%
Target
38%
11%
110%
78%
87%
2013-2014
2014-2015
2015-2016
2016-2017
2017-2018

2017-2018 Period outcomes
The following table shows the performance objectives for each metric measured during the 2017-2018 Period, OMNOVA’s actual performance interpolated against those objectives, and the resulting achievement.

Metric	Performance Required			Actual Result	Achievement (% of Target)	Weight	Weighted Achievement %
	Threshold	Target	Maximum
Two-Year Cumulative EPS	$1.02	$1.20	$1.40	$1.13	80.4%	40%	32.2%
Two-Year Average ROIC	9.75%	10.50%	11.50%	10.62%	111.0%	40%	44.4%
Relative TSR	25th %ile	50th %ile	75th%ile	27th%ile	53.8%	20%	10.8%
			Calculated Plan Achievement				87.4%
			Committee Certified Achievement				87.4%
Based on the certified level of achievement for the 2017-2018 performance shares, the following table provides, for each Named Executive Officer, the number of performance shares available for achievement against the performance objectives, the number of performance shares actually earned (calculated on a linear interpolation basis), and the cash value delivered to each Named Executive Officer in settlement of the performance shares.

Name	Performance Shares Opportunities at:			Performance Shares Earned (#)	Cash Value of Earned Performance Shares ($)(1)	Cash Value (% of Target Incentive Opportunity)	Cash Value (% of Base Salary)
	Threshold (#)	Target (#)	Maximum (#)
Anne P. Noonan	20,400	42,400	67,900	36,163	291,474	73%	41%
Paul F. DeSantis	6,000	11,900	23,800	10,470	84,388	75%	18%
James C. LeMay	5,000	10,000	19,900	8,779	70,759	75%	19%
Marshall D. Moore	3,700	7,400	14,800	6,500	52,390	75%	19%
Michael A. Quinn	3,900	7,800	15,500	6,847	55,187	75%	19%

(1)
To moderate day-to-day volatility in OMNOVA’s common share price, the Committee required that the cash settlement value of the performance shares earned by the Named Executive Officers be determined by multiplying the number of earned performance shares by OMNOVA’s common share price for the final thirty trading days of the 2017-2018 Period ($8.06).

Grant of 2018-2020 performance shares
In early 2018, the Committee established a performance share program measuring performance for a three-year performance period beginning December 1, 2017 (the beginning of the 2018 fiscal year) and ending November 30, 2020 (the end of the 2020 fiscal year) (the “2018-2020 Period”). The performance outcomes for this performance share program will be reported in the Company’s 2021 proxy statement.
Opportunities
For the 2018-2020 Period, the Committee established threshold, target, and maximum performance share opportunities which were unchanged from prior standard performance share programs (at 60%, 125%, and 200% of base salary for Ms. Noonan, and 25%, 50%, and 100% of base salary for the other Named Executive Officers).
To determine the number of performance shares represented by the threshold, target, and maximum opportunities, the Committee divided the value of each level of performance by $10.16, the average closing price per OMNOVA common share for the thirty trading days preceding the grant date. The resulting number of performance shares for each officer was then rounded to the nearest hundred shares.
The following table provides the performance share opportunities that were determined by the Committee for each Named Executive Officer at each performance level:

Name	Performance Shares Awarded at:
	Threshold (#)	Target (#)	Maximum (#)
Anne P. Noonan	41,900	87,400	139,800
Paul F. DeSantis	11,400	22,700	45,500
James C. LeMay	9,500	18,900	37,900
Marshall D. Moore	7,900	15,700	31,500
Michael A. Quinn	7,500	15,000	30,000
Metrics
The Committee also established three weighted performance metrics for the 2018-2020 Period, consistent with the performance metrics for the 2017-2018 Period: (1) a three-year cumulative EPS goal, weighted at 40%; (2) a three-year average ROIC goal, weighted at 40%; and (3) a Relative TSR metric, weighted at 20%.
Objectives
Due to the competitive sensitivity and the forward-looking nature of the Company-specific performance objectives for its performance share programs, OMNOVA does not disclose performance objectives for financial metrics for an in-progress performance share program. The Committee nonetheless views these performance objectives for the 2018-2020 Period as challenging and subject to risk.
With respect to the Relative TSR measure, the Committee established the threshold, target, and maximum objectives at the 25th, 50th, and 75th percentiles, respectively, of the Relative TSR comparison group’s performance. For purposes of the 2018-2020 Period, the Relative TSR comparison group includes Russell 3000 companies that, on December 1, 2017, were identified by the Global Industry Classification System as belonging to the “Materials” industry group and the “Chemicals” industry subgroup.

Time-based equity
The Committee grants time-based equity to the Named Executive Officers to:

•	further align the interests of the Named Executive Officers with those of the Company’s shareholders by linking a component of compensation directly to OMNOVA’s share price;

•	ensure that the Named Executive Officers establish and maintain robust share ownership positions; and

•	establish a strong incentive for the Named Executive Officers to remain with the Company over the long term.
Beginning with grants made in 2017, the Committee determined that time-based equity grants to Company employees (including the Named Executive Officers) would be made in the form of restricted share units, rather than restricted shares, to provide more tax planning certainty for retirement-eligible employees. Restricted share units provide the right to receive OMNOVA common shares upon vesting, and generally only vest if the executive remains employed with OMNOVA through the third anniversary of the date of grant.
Generally, the amount of time-based equity the Named Executive Officers receive is equal to a percentage of their base salary, divided by the average price of OMNOVA common shares for the thirty trading-days preceding the grant date. As with performance shares, this thirty-day average share price is employed to moderate volatility in the price of OMNOVA’s common shares. For 2018, the percentage of base salary used to determine the number of restricted share units for Ms. Noonan was 75% of her base salary, and 35% of base salary for the other Named Executive Officers. These percentages were unchanged from time-based equity grants in 2017.
On January 17, 2018, based on a thirty trading-day average share price of $10.16 through the close of trading on the prior day (rounded to the nearest hundred shares), the Committee approved the following grants of restricted share units to the Chief Executive Officer and each of the other Named Executive Officers:

Name	Restricted Share Units (#)	Grant Date Fair Value ($)
Anne P. Noonan	52,400	560,680
Paul F. DeSantis	15,900	170,130
James C. LeMay	13,300	142,310
Marshall D. Moore	11,000	117,700
Michael A. Quinn	10,500	112,350
Other compensation components
Executive officers receive additional compensation in the form of vacation, medical, life insurance, disability, and other benefits generally available to all of our employees. In addition, executive officers are eligible for the following benefits.
Perquisites
Executive officers receive certain limited perquisites intended to help ensure their continued health, to ease their transition into executive leadership with OMNOVA, and to support their continued focus on business matters. In this regard, OMNOVA pays the expense of annual physicals, related tests, and travel vaccinations for each executive officer, and pays for (or reimburses the cost of) financial planning, tax preparation, and estate planning services. New executive officers may also receive relocation assistance for a reasonable period, consistent with OMNOVA’s standard relocation practices and policies. Additionally, under the terms of Ms. Noonan’s employment agreement, the Company maintains a $4 million life insurance policy on her behalf. The Committee believes perquisites are commonly used or awarded by companies of OMNOVA’s size, and while the overall value is relatively small, perquisites represent an important part of maintaining a competitive compensation package for the executive officers.
The amounts of these benefits for each Named Executive Officer are provided in the 2018 components of all other compensation table on page 42 of this proxy statement.
Retirement programs
OMNOVA does not maintain special or enhanced retirement programs or benefits that are exclusively available to its executive officers. All executive officers are eligible to participate in the OMNOVA Solutions Inc. Retirement Savings Plan, a customary 401(k) plan, on the same basis as all other eligible employees. The Retirement Savings Plan provides for matching contributions by the Company of up to 3.5% of eligible compensation, subject to applicable Internal Revenue Code limitations.
The executive officers are also eligible to participate in OMNOVA’s Retirement Savings Benefits Restoration Plan. The Retirement Savings Benefits Restoration Plan allows all participants in the Retirement Savings Plan, whose contributions are subject to annual compensation limits under the Code, to defer additional compensation under the plan once the Internal Revenue Code limits have been exceeded. The Named Executive Officer participate in the Retirement Savings Benefits Restoration Plan on the same terms and conditions as all other Retirement Savings Plan participants whose benefits are limited by the Internal Revenue Code.
Contributions into the Retirement Savings Benefits Restoration Plan are matched by the Company up to 3.5% of eligible compensation. Contributions may be invested into the same investment vehicles that are available under the Retirement Savings Plan.
The matching contributions made to the Retirement Savings Plan and the Retirement Savings Benefits Restoration Plan for each Named Executive Officer are included in the 2018 components of all other compensation table on page 42 of this proxy statement.
Mr. LeMay is also a participant in the OMNOVA Solutions Inc. Consolidated Pension Plan and the related OMNOVA Solutions Inc. Pension Benefits Restoration Plan, each of which were frozen in all respects on June 1, 2009. Information about each of these plans is included in the narrative to the 2018 pension benefits table on page 46 of this proxy statement.
Employment agreements
During 2018, the Committee reviewed the Company’s Corporate Officers’ Severance Plan, which had been materially unchanged since its adoption by the Company in 2000. In evaluating the benefits provided for under the Corporate Officers’ Severance Plan, the Committee considered the severance and change-in-control benefits provided for in Ms. Noonan and Mr. LeMay’s individual agreements, reviewed recent market studies concerning public company severance programs, and reviewed the severance practices of the Company’s compensation peer group. Given the clear distinctions between the benefits available under the Corporate Officers’ Severance Plan and prevailing market practices, and recognizing the importance of severance arrangements in attracting and retaining qualified executives, the Committee adopted the Amended and Restated Corporate Officers’ Severance Plan. The benefits available under the Amended and Restated Corporate Officers’ Severance Plan are described in more detail under the heading “Potential payments upon termination or change of control” beginning on page 48 of this proxy statement.
Severance arrangements
The Amended and Restated Corporate Officers’ Severance Plan provides assistance to executive officers who have been involuntarily terminated by OMNOVA for reasons other than cause, recognizing that the availability of employment opportunities for executive-level talent is limited and significant time is required for executives to identify and be placed into those opportunities. Each Named Executive Officer, other than Ms. Noonan, is eligible for benefits under the plan upon the execution of a severance and release agreement at the time of separation.

Ms. Noonan is eligible to receive severance benefits under her employment agreement with the Company. In the event of a separation "without cause" or for "good reason" (each as defined in the agreement), Ms. Noonan would receive cash severance equal to two times her base salary and target annual incentive for the year of separation, continued medical, dental, and life insurance benefits for a period of twenty-four months following separation from service, the value of accrued benefits and incentive bonuses, and prorated annual and long-term incentive bonuses for any incomplete incentive periods (based on actual performance). Due to her individual employment agreement, Ms. Noonan is not a participant in the Amended and Restated Corporate Officers’ Severance Plan.
Change in control arrangements
The Committee believes that maintaining change in control arrangements with executive officers is in the best interests of shareholders. These arrangements allow executive talent to objectively evaluate the merits of transactions that could result in a change in control of OMNOVA (and potentially a loss of employment for the executive) by providing benefits in the event the executive is terminated in connection with a change in control. Nearly all of the companies in OMNOVA’s compensation peer group (as described on page 36 of this proxy statement) maintain some form of change in control arrangements for their executive officers.
The Amended and Restated Corporate Officers’ Severance Plan provides enhanced severance benefits for participating executive officers if the executive officer is involuntarily terminated within twenty-four months following a change in control. This is commonly referred to as a “double-trigger” change in control arrangement.
Since 2010, the Committee’s policy has been to exclude from all new executive agreements, incentive plans, and benefit plans certain benefits (such as tax-gross ups) which had historically been included in certain executive plans and agreements. Accordingly, the Amended and Restated Corporate Officers’ Severance Plan does not provide, and expressly rejects, any tax-gross up even if payments under the plan cause an executive to become subject to the Internal Revenue Code’s “golden parachute” excise tax. Instead, the Amended and Restated Corporate Officers’ Severance Plan provides a “best of net” approach in these circumstances, which allows for plan payments to be reduced below “golden parachute” thresholds if the after-tax result would be more favorable to the executive than bearing the full weight of the excise tax.
Ms. Noonan is eligible to receive change in control benefits under her employment agreement with the Company. In the event of a separation "without cause" or for "good reason" within twenty-four months following a change-in-control of the Company, Ms. Noonan is entitled to receive cash severance equal to three times her base salary and target annual incentive for the year of termination, continued medical, dental, and life insurance benefits for a period of twenty-four months following separation from service, the value of accrued benefits and incentive bonuses, a prorated bonus for incomplete annual incentive periods based on actual performance, and the value of long-term incentive bonuses assuming target performance for any incomplete bonus periods. Due to her bespoke employment agreement, Ms. Noonan is not a participant in the Amended and Restated Corporate Officers’ Severance Plan.
While Mr. LeMay is a participant in the Amended and Restated Corporate Officer’s Severance Plan for purposes of a standard severance arrangement, change in control benefits are provided for him under a legacy severance agreement he entered into with the Company prior to 2010. The terms of Mr. LeMay’s legacy severance agreement are described under the heading “Potential payments upon termination or change of control” on page 48 of this proxy statement and in the footnotes to the 2018 post-termination tables beginning on page 49 of this proxy statement. The Committee believes that the grandfathering of legacy change in control agreements with executive officers, such as Mr. LeMay’s severance agreement, is the prevailing market practice.

Making compensation decisions
Executive compensation determinations for the Named Executive Officers are made exclusively by the Committee. The Chief Executive Officer attends Committee meetings and provides information and input about the pay levels and performance of the executive officers reporting to her, but she plays no role in setting her own compensation. The Committee regularly meets in executive session, during which no member of management is present, to discuss the compensation recommendations and approve pay actions for the executive officers.
Compensation process
For OMNOVA, compensation decisions are the result of a year-round process directed and overseen by the Committee.

Beginning of Fiscal Year	>	During the Fiscal Year	>	After Fiscal Year End
–
Evaluate executive officer salaries
–
Grant time-based equity to executive officers
–
Design annual incentive program, including metrics, objectives, and opportunities
–
Design long-term incentive program, including metrics, objectives and opportunities
–
Assess of compensation program risk
–
Assess compensation advisor independence

–
Consider say-on-pay results
–
Review and recommend changes (if any) to director compensation program
–
Receive management updates on Company performance
–
Review compensation program competitiveness and peer group
–
Review share ownership compliance
–
Review compensation-related policies (for example, compensation recovery policy, share ownership guidelines)
–
Review equity plan share usage

–
Conduct CEO performance evaluation and discuss other Named Executive Officer performance with the CEO
–
Certify performance against annual incentive program objectives and calculate payouts
–
Certify performance against performance share program objectives and calculate payouts for completed programs

Committee discretion
In evaluating the Company’s performance against established performance objectives, the Committee retains the discretion to include or exclude certain gains and losses that relate to unanticipated events and circumstances. The Committee maintains guidelines for the categories of gains and losses that it considers reasonable for inclusion or exclusion in calculating performance. The Committee believes this approach is consistent with the Committee’s responsibility to: (1) ensure that executive officers take strategic actions in the long-term interests of the Company and its shareholders without concern for any personal, negative financial implications of those actions; (2) ensure that the executive officers are not provided with an incentive to engage in unnecessarily risky actions that will increase personal, short-term economic gain at the risk of long-term shareholder value; and (3) ensure that the executive officers are not unfairly penalized, nor receive an unexpected windfall, for taking such actions. The Committee also retains the discretion to adjust the amount of incentive compensation paid, when appropriate, to reflect individual performance.

Chief Executive Officer evaluation process
As part of the Committee’s responsibility to oversee and compensate the performance of the Chief Executive Officer, the Committee maintains a comprehensive Chief Executive Officer evaluation process. The process begins early in the fiscal year with a discussion of the Chief Executive Officer’s primary strategic objectives among Ms. Noonan, the Committee, and the entire Board. Throughout the year, the Chief Executive Officer receives informal feedback from the Chairman of the Board and the directors through one-on-one meetings and executive sessions with the Chief Executive Officer present. At the end of the year, Ms. Noonan provides the Committee with a self-assessment of her performance during the fiscal year, and the Chair of the Committee, Ms. Giesselman, solicits individual assessments of Ms. Noonan’s performance from each director. This process informs the Committee’s determination of Ms. Noonan’s performance for the prior fiscal year, and assists the Committee in structuring Ms. Noonan’s compensation package for the coming fiscal year.
Evaluation of pay practices and consideration of “say on pay”
In consultation with Pay Governance LLC, the Committee periodically reviews the Company’s compensation program, practices, and governance, and considers adjustments in light of the changing legal and regulatory landscape and emerging best practices. Additionally, members of management, including senior executives, regularly meet with significant institutional shareholders of OMNOVA and share any feedback received concerning the Company’s compensation program with the Committee. During 2018, representatives of OMNOVA met with representatives of shareholders holding over 40% of OMNOVA’s outstanding shares. Based on feedback from shareholders emphasizing the importance of share ownership by management, the Committee reviewed and enhanced the Company’s share ownership guidelines as described under the heading “Equity ownership guidelines and holding periods” on page 20 of this proxy statement.
Additionally, the Committee considers the results of the annual advisory vote on Named Executive Officer compensation held for the benefit of OMNOVA’s shareholders at every annual shareholder meeting. At the annual shareholder meeting held in 2018, approximately 94% of the votes cast were in favor of the Company’s “say-on-pay” proposal. The Committee believes this reflects significant shareholder support for the compensation program and the compensation philosophy of the Committee. Accordingly, the overall compensation program for fiscal 2018 remains generally consistent with prior programs. Notwithstanding this level of support, the Committee continually reviews all elements of the compensation program for the Named Executive Officers to ensure the design continues to support the Company’s short-term and long-term financial, operational, and strategic objectives.
Market competitiveness and peer group
The Committee seeks to deliver target compensation opportunities for Named Executive Officers that are generally at or near the 50th percentile of “total compensation” for executives in similar positions in the Company’s compensation peer group and across the market. In reaching the 50th percentile of total compensation, the Committee places emphasis on long-term and performance-based compensation, focusing compensation on annual incentive and long-term incentive opportunities while seeking to maintain market-median base salaries.
While the Committee continuously reviews and evaluates the Company’s compensation program and practices, approximately every three years, the Committee, with the support of the Committee’s independent compensation consultant, Pay Governance LLC, engages in a formal, comprehensive review of the Company’s compensation program, practices, and governance, as well as areas for improvement. The latest comprehensive review was conducted in September 2016. These comprehensive reviews are supplemented with (1) periodic interim reviews of the executive compensation against broad-based third-party survey data, (2) ad hoc reviews of peer and industry compensation data when particular positions are being filled or established and (3) periodic updates on emerging best practices and trends.
In preparation for 2018 compensation decisions, the Committee conducted a supplemental compensation review in late 2017. From that review, the Committee determined that the total direct compensation opportunities for the Named Executive Officers (other than Ms. Noonan) were within a reasonable range

(±10%) of the 50th percentile of the peer group and the broader manufacturing industry, and all executive officers, taken together, were within 2% of the 50th percentile for total direct compensation opportunities. Ms. Noonan’s total direct compensation opportunity was approximately 73% of the 50th percentile, primarily the result of the lower base salary set at her promotion to the Chief Executive Office role (as discussed in more detail under the heading “Key compensation components—Base salary” above).
When discussing the supplemental compensation review, the Committee also considered changes to its compensation peer group for 2018. The intent of the Company’s self-selected peer group is to provide the Committee with further context in understanding common pay and governance practices among its competitors. In evaluating changes to the overall peer group, the Committee considered whether each current and potential peer demonstrated similarities in products, customers, end markets, market capitalization, and company size, and whether OMNOVA competes with the current or potential peer for executive talent.
For fiscal 2018, the Committee considered the following companies to be OMNOVA’s compensation peer group:

Peer Group Composition (1)		Peer Group Data (3)
A. Schulman, Inc.	Quaker Chemical Corp.		Revenue ($ millions)	Assets ($ millions)	Market Cap ($ millions)	Employees
Kraton Corp.	Innophos Holdings, Inc.
Stepan Co.	Lydall, Inc.
GCP Applied Technologies (2)	Calgon Carbon Corp.	25th %ile	628	695	447	1,476
AdvanSix Inc. (2)	Myers Industries, Inc.	Median	860	903	660	1,916
Ferro Corp.	Hawkins, Inc.	75th %ile	1,350	1,492	1,607	2,525
Innospec Inc.	LSB Industries, Inc.	OMNOVA	770	590	365	1,900
Materion Corp. (2)	CSW Industrials, Inc. (2)
Tredegar Corp.

(1)
In establishing the compensation peer group for 2018, the Committee removed AEP Industries and Chemtura Corp., which were acquired during 2017, and removed Minerals Technologies Inc., Westlake Chemical Corp., and Rayonier Advanced Materials, due to their size and/or evolving business models.

(2)	Added to the peer group for 2018.

(3)	Based on most-recently available publicly data. OMNOVA information is provided as of November 30, 2018.
Committee independence, interlocks, and insider participation
The members of the Committee are Janet Plaut Giesselman (Chair), Michael J. Merriman, James A. Mitarotonda, and William R. Seelbach, each of whom is an independent director under the general standards of director independence set by the New York Stock Exchange and its heightened independence standards for directors serving on a compensation committee. No member of the Committee is currently, or during the 2018 fiscal year was formerly, an officer or employee of OMNOVA or any of its subsidiaries or affiliates. During the 2018 fiscal year, no member of the Committee had a relationship that is required to be disclosed under Securities and Exchange Commission rules regarding related-party transactions. During the 2018 fiscal year, none of OMNOVA’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the OMNOVA Board or the Committee.
Independent compensation consultant
The Committee retained Pay Governance LLC as its independent executive compensation consultant for the 2018 compensation cycle. At the Committee’s request, Pay Governance LLC provides the Committee with information on current trends in compensation design, emerging compensation practices, and regulatory developments. Pay Governance also provides the Committee with reviews, analysis, and market surveys concerning the compensation of executives across industries and within OMNOVA’s compensation peer group. Pay Governance LLC reports directly to, and serves at the sole discretion of, the Committee. Pay Governance LLC provided no other services to OMNOVA other those for which it was engaged by the Committee.

As part of its annual evaluation of its compensation consultant’s independence, as required under New York Stock Exchange rules, the Committee solicited information from Pay Governance LLC, the executive officers of OMNOVA, and the members of the Board regarding any actual, potential, or perceived conflicts of interest with Pay Governance LLC. Based on the Committee’s review, the Committee believes that the work performed by Pay Governance LLC during the 2018 fiscal year did not raise a conflict of interest and there were no facts or circumstances that brought its independence into question.
Compensation recovery policy
In 2015, the Board adopted a compensation recovery policy and delegated responsibility for overseeing, enforcing, and updating the policy to the Committee. The 2015 policy provided that in the event of a publicly-disclosed financial restatement, the Company could recover any incentive compensation paid to executives to the extent that such compensation would not have been paid had it been determined on the basis of the restated financial results. The policy did not require that any executive officer be personally at fault or have committed fraud to trigger the recovery right. Recovery under the policy is generally limited to incentive compensation paid in the thirty six months prior to the circumstances giving rise to the right of recovery.
During 2018, the Committee evaluated whether it should enhance the Company’s compensation recovery policy to provide a right to recover incentive compensation in certain non-restatement scenarios. Among the factors considered by the Committee were the appropriate circumstances under which a non-restatement recovery could be triggered, whether a non-restatement recovery could reasonably be enforced, and the extent to which an unreasonable approach to such a policy would deter executive retention and recruitment.
After consideration and discussion, the Committee approved changes to the Company’s compensation recovery policy to establish a right to recover incentive compensation from an executive officer if the officer breaches the Company’s Business Conduct Policies and that breach is directly responsible for a fine, penalty, or judgment being imposed on the Company.
The Committee believes its approach provides objectivity and a level of certainty to the executives subject to the policy, while providing the Committee with the right to recovery incentive compensation in appropriate circumstances beyond a financial restatement. Under the revised policy, the Committee retains full discretion to determine whether recovery rights should be enforced and the amount of such recovery based on the facts and circumstances.
Tax considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the amount of compensation a company may deduct in any year for certain executive officers (and, beginning in 2018, certain former executive officers) to $1 million. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) could be excluded from this $1 million limit, but in 2017 this exception was repealed, effective for taxable years beginning after December 31, 2017. This means that in most circumstances compensation to the Named Executive Officers in excess of $1 million will no longer be excludable by the Company. Regardless of the impact of the changes to Section 162(m), the Committee will continue to design and maintain executive compensation arrangements that it believes will attract and retain the executive talent necessary to compete successfully, even if in certain cases such compensation is not deductible for federal income tax purposes.

Definitions of certain goals and metrics
Subject to the Committee’s exercise of discretion, as described on page 35 of this proxy statement, for this Compensation Discussion & Analysis:

•
Earnings Before Interest and Taxes (“EBIT”) means Consolidated Adjusted EBIT as reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly earnings release, excluding inventory revaluations and reserve adjustments relating to the Company’s last-in-last-out inventory method (non-GAAP measure).

•
Earnings per share (“EPS”) means Adjusted Diluted Earnings per Share from Continuing Operations as reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly earnings release. With respect to the 2017-2018 performance shares, the program was established before U.S. tax reform was approved in late 2017. Accordingly, for purposes of determining the outcome of the 2017-2018 performance shares program, the Committee applied the same tax rate used to calculate Adjusted Diluted Earnings per Share for 2017 (a flat rate of 30%) when calculating Adjusted Diluted Earnings per Share for 2018 (non-GAAP measure).

•
Return on Invested Capital (“ROIC”) means Adjusted Net Operating Profit After Taxes as reported by management in the GAAP to non-GAAP reconciliation tables presented in its quarterly earnings release, divided by the sum of total shareholders equity and debt (non-GAAP measure).

•
Relative Total Shareholder Return (“Relative TSR”) means the change in the Company’s average common share price during a performance measurement period, ranked against the change in the common share price of each company within the Company’s comparison group during the same period. Average common share price means: (1) at the beginning of the performance period, the average common share price of OMNOVA or a comparison company during the thirty-trading days immediately preceding the start of the performance measurement period; and (2) at the end of the performance period, the average common share price of OMNOVA or a comparison company during the last thirty-trading days of the period.

•
Weighted Working Capital Days means the sum of the weighted monthly working capital days for the fiscal year. Monthly working capital days are (1) net accounts receivable divided by the trailing 90 days’ net sales, plus (2) net inventory excluding LIFO divided by the trailing 90 days’ cost of goods sold, less (3) trade accounts payable divided by the trailing 90 days’ cost of goods sold. The weight (for each month) is 3.33% for the first quarter, 6.66% for the second quarter, 10% for the third quarter, and 13.33% for the fourth quarter (totaling 100% for the fiscal year). The sum of the results for each of the monthly calculations will result in the Weighted Working Capital Days for the fiscal year (non-GAAP measure).

Compensation Committee Report
The Compensation & Organization Committee has reviewed and discussed with management the Compensation Discussion & Analysis beginning on page 21 of this proxy statement and, based on this review and discussion, has recommended to the Board the inclusion of the Compensation Discussion & Analysis in this proxy statement and its incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2018.
By: The Compensation & Organization Committee of the OMNOVA Board of Directors
Janet Plaut Giesselman, Chair
Michael J. Merriman
James A. Mitarotonda
William R. Seelbach

Compensation of Executive Officers

2018 summary compensation table
The following table sets forth compensation information for the Company’s Named Executive Officers for each of the fiscal years ended November 30, 2018, 2017, and 2016, as applicable.

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Anne P. Noonan	2018	699,231	—	1,495,860	—	—	103,687	2,298,778
President and Chief Executive Officer	2017	637,358	—	1,531,660	640,000	—	78,824	2,887,842
	2016	410,958	—	277,725	242,243	—	48,431	979,357
Paul F. DeSantis	2018	460,000	—	413,020	—	—	52,384	925,404
Senior Vice President and Chief Financial Officer; Treasurer	2017	448,818	—	450,640	269,400	—	50,668	1,219,526
	2016	433,150	15,000	292,215	239,000	—	19,622	998,987
James C. LeMay	2018	383,538	—	344,540	—	—	47,634	775,712
Senior Vice President, Corporate Development; General Counsel	2017	375,373	—	376,680	225,300	132,865	36,704	1,146,922
	2016	364,463	—	245,847	201,204	52,380	29,081	892,975
Marshall D. Moore	2018	313,846	—	285,690	—	—	34,682	634,218
Chief Technology Officer and Senior Vice President, Operations	2017	273,027	103,587	280,360	168,000	—	9,588	834,562
	2016	—	—	—	—	—	—	—
Michael A. Quinn	2018	303,154	—	272,850	—	—	24,340	600,344
Senior Vice President and Chief Human Resources Officer	2017	292,875	—	294,120	175,800	—	23,422	786,217
	2016	284,172	—	221,278	155,774	—	9,803	671,027

(1)	Ms. Noonan became the Company’s President and Chief Executive Officer on December 1, 2016, the beginning of the Company’s 2017 fiscal year.

(2)	Amounts reported as “Bonus” for 2017 for Mr. Moore include the vesting of a deferred new hire cash bonus that was granted to him in 2015 and vested during the 2017 fiscal year.

(3)
Amounts reported as “Stock Awards” for 2018 reflect the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, based on the probable outcome of any applicable performance conditions and disregarding possible forfeitures. See Note O to the Consolidated Financial Statements contained in our 2018 Annual Report for an explanation of the assumptions made in valuing awards of restricted share units.

On January 17, 2018, each Named Executive Officer received grants consisting of a target number of performance shares and a number of restricted share units. The value of the restricted share units and the target number of performance shares was determined by multiplying the amount of such shares by $10.70, the price per OMNOVA common share at the close of trading on the grant date. The value and number of shares or units included for each of the equity-based grants reported in this column can be found in the 2018 grants of plan-based awards table on page 43.
The value included in this table with respect to the performance shares is based on the grant date fair value of the target number of performance shares granted at the beginning of the performance period. The Company believes that target performance is the performance level most likely to be achieved during the performance measurement period for those shares. If the Company’s performance at the end of the measurement period resulted in the Named Executive Officers earning the maximum number of performance shares, then each of the Named Executive Officers would be entitled to an award having the grant date fair value set forth beside his or her name in the following table:

Name	Grant Date Fair Value of Maximum Award ($)
Anne P. Noonan	1,495,860
Paul F. DeSantis	486,850
James C. LeMay	405,530
Marshall D. Moore	337,050
Michael A. Quinn	321,000

(4)
Amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the year-over-year change in the present value of amounts to be paid at normal retirement age for Mr. LeMay, who is the only Named Executive Officer who participates in the Company’s Consolidated Pension Plan and its associated Pension Benefits Restoration Plan. For more information on these plans, see page 46 of this proxy statement. For 2018, the change in Mr. LeMay’s Pension Value and Nonqualified Deferred Compensation Earnings was negative, and is therefore reported at $0 for 2018 according to Summary Compensation Table requirements. No above market or preferential earnings are paid to any Named Executive Officer on nonqualified deferred compensation.

(5)	Amounts reported in the “All Other Compensation” column are set forth in the 2018 components of all other compensation table below.
2018 components of all other compensation table

Name	Matching Contributions ($)(1)	Company Paid Life Insurance ($)(2)	Perquisites and Personal Benefits (3)
			Financial and Tax Planning ($)(4)	Circle of Excellence ($)(5)	Executive Physical ($)(6)	Other Perquisites ($)(7)	Total ($)
Anne P. Noonan	46,873	14,378	13,360	23,876	5,200	—	103,687
Paul F. DeSantis	25,529	138	10,502	10,397	5,200	618	52,384
James C. LeMay	21,309	396	11,030	9,699	5,200	—	47,634
Marshall D. Moore	16,111	138	—	12,845	5,200	388	34,682
Michael A. Quinn	9,625	244	—	—	5,200	—	15,069

(1)
Amounts in this column consist of OMNOVA’s matching contributions to the qualified OMNOVA Retirement Savings Plan and the nonqualified OMNOVA Retirement Savings Benefits Restoration Plan. For more information about these plans, see pages 33 and 47 of this proxy statement.

(2)
Amounts in this column include (a) a premium of $14,134 paid by OMNOVA for a $4 million life insurance policy for Ms. Noonan pursuant to the terms of her employment agreement and (b) for all of the Named Executive Officers (including Ms. Noonan), 100% of the premium for a $100,000 life insurance benefit paid by the Company on their behalf.

(3)	For more information, see page 33 of this proxy statement under the heading “Perquisites.”

(4)	Amounts in this column reflect Company paid or reimbursed costs for financial, tax, and estate planning services.

(5)	Amounts in this column reflect Company paid or reimbursed expenses for the Named Executive Officer’s attendance at the Company’s annual Circle of Excellence sales leadership event.

(6)	Amounts in this column reflect the expected cost to the Company for the Named Executive Officer’s participation in an executive physical and health screening.

(7)	Amounts in this column reflect perquisites the value of which do not, individually or in the aggregate, exceed $25,000 or 10% of the Named Executive Officer’s aggregate perquisites.

2018 grants of plan-based awards table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Anne P. Noonan		355,000	710,000	1,420,000
	1/17/18				41,900	87,400	139,800		935,180
	1/17/18							52,400	560,680
Paul F. DeSantis		138,600	277,200	554,400
	1/17/18				11,400	22,700	45,500		242,890
	1/17/18							15,900	170,130
James C. LeMay		115,500	231,000	462,000
	1/17/18				9,500	18,900	37,900		202,230
	1/17/18							13,300	142,310
Marshall D. Moore		96,000	192,000	384,000
	1/17/18				7,900	15,700	31,500		167,990
	1/17/18							11,000	117,700
Michael A. Quinn		91,500	183,000	366,000
	1/17/18				7,500	15,000	30,000		160,500
	1/17/18							10,500	112,350

(1)
Amounts reported in these columns reflect annual incentive opportunities under OMNOVA’s Annual Incentive Plan for each of the Named Executive Officers for the fiscal year 2018. Threshold, target, or maximum performance would result in a plan payout equal to 50%, 100%, or 200% of base salary, respectively, for Ms. Noonan, and 30%, 60%, or 120% of base salary, respectively, for each of the other Named Executive Officers. As described under the heading “Compensation Discussion & Analysis” the Named Executive Officers did not receive any payout for 2018 annual incentives.

(2)
Amounts reported in these columns reflect the number of performance shares that each of the Named Executive Officers could receive at threshold, target, or maximum performance for a grant of performance shares covering the three-year performance period that began on December 1, 2017 and ends November 30, 2020 (the “2018-2020 performance shares”). This grant is discussed in detail under the heading “Compensation Discussion & Analysis” beginning on page 21 of this proxy statement. The 2018-2020 performance share grants for threshold, target, or maximum performance are equal to 60%, 125%, or 200% of base salary, respectively, for Ms. Noonan, and 25%, 50%, or 100% of base salary for the other Named Executive Officers. The value for threshold, target, and maximum performance was converted into an equivalent number of book-entry shares that track the price of OMNOVA common shares. The price at which the awards were converted to book-entry performance shares was based on the thirty-day average closing price of OMNOVA common shares for the first thirty trading days of the performance period ($10.16), rounded to the nearest hundred shares. The Committee determined that these shares will ultimately be settled in OMNOVA common shares.

(3)
Amounts reported in this column reflect the number of restricted share units granted to each of the Named Executive Officers on January 17, 2018, which generally vest in full three years from the grant date.

(4)
Amounts reported in this column represent the aggregate grant date fair value of each applicable equity or equity-based award granted during the 2018 fiscal year. The grant date fair value is based on the price per OMNOVA common share on January 17, 2018 ($10.70), multiplied by (a) in the case of restricted share units grants, the amount of restricted share units actually granted, or (b) in the case of performance share grants, the target number of performance shares granted. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in Note N to the Consolidated Financial Statements contained in our 2018 Annual Report.

2018 outstanding equity awards at fiscal year-end table
The following table sets forth information for each Named Executive Officer with respect to (i) each unvested award of restricted shares or restricted share units and (ii) each award of performance shares for which the performance measurement period had not expired, in each case as of November 30, 2018.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
Anne P. Noonan	127,500	1,039,125	172,200	1,403,430
Paul F. DeSantis	58,100	473,515	46,500	378,975
James C. LeMay	48,600	396,090	38,800	316,220
Marshall D. Moore	26,400	215,160	30,500	248,575
Michael A. Quinn	38,000	309,700	30,500	248,575

(1)
Amounts reported in this column reflect the aggregate number of restricted shares and restricted share units outstanding as of November 30, 2018. The grant dates and amounts for each individual restricted shares and restricted share units grant are shown in the following table. Generally, these awards vest in full three years from the date of grant.

Name	Restricted Share Units		Restricted Shares
	Grant Date	Shares Granted	Grant Date	Shares Granted
Anne P. Noonan	1/17/2018	52,400	1/20/2016	24,200
	2/9/2017	50,900
Paul F. DeSantis	1/17/2018	15,900	1/20/2016	25,500
	2/9/2017	16,700
James C. LeMay	1/17/2018	13,300	1/20/2016	21,400
	2/9/2017	13,900
Marshall D. Moore	1/17/2018	11,000	6/21/2016	5,000
	2/9/2017	10,400
Michael A. Quinn	1/17/2018	10,500	1/20/2016	16,600
	2/9/2017	10,900

(2)
Amounts reported in this column reflect the aggregate number of performance shares outstanding at target as of November 30, 2018 (based on the Company’s assessment that performance was higher than threshold but not in excess of target performance as of that date). The amounts and grant dates for the performance shares included in this column are shown in the following table. Generally, performance shares vest on the date that the Compensation & Organization Committee has certified the Company’s performance after the end of the performance measurement period.

Name	Grant Date	Shares Granted	Name	Grant Date	Shares Granted
Anne P. Noonan	1/17/2018	87,400	Marshall D. Moore	1/17/2018	15,700
	2/9/2017	84,800		2/9/2017	14,800
Paul F. DeSantis	1/17/2018	22,700	Michael A. Quinn	1/17/2018	15,000
	2/9/2017	23,800		2/9/2017	15,500
James C. LeMay	1/17/2018	18,900
	2/9/2017	19,900

(3)
Amounts reported in this column reflect the aggregate value of the target performance shares outstanding on November 30, 2018, multiplied by the closing price per OMNOVA common share on November 30, 2018 ($8.15).

2018 option exercises and stock vested table
The following table provides information regarding the vesting of OMNOVA restricted shares and performance shares that were earned during the fiscal year ended November 30, 2018 for each of the Named Executive Officers. No Named Executive Officer held or exercised any option awards during the 2018 fiscal year.

Name	Vesting or Certification Date (1)	Stock Vested
		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Anne P. Noonan	1/24/2019	36,163	291,474
	1/21/2018	16,500	176,550
Paul F. DeSantis	1/24/2019	10,470	84,388
	1/21/2018	17,300	185,110
James C. LeMay	1/24/2019	8,779	70,759
	1/21/2018	14,600	156,220
Marshall D. Moore	1/24/2019	6,500	52,390
	6/15/2018	700	7,175
	3/18/2018	2,100	23,205
Michael A. Quinn	1/24/2019	6,847	55,187
	1/21/2018	11,300	120,910

(1)
Ms. Noonan, and Messrs. DeSantis, LeMay and Quinn each received a grant of restricted shares on January 21, 2015 that vested on January 21, 2018. Mr. Moore received two grants of restricted shares, including a grant in connection with his hire on March 18, 2015 that vested on March 18, 2018, and a subsequent grant on June 15, 2015 that vested on June 15, 2018. Additionally, each of the Named Executive Officers earned 2017-2018 performance shares based on performance during the performance measurement period of December 1, 2016 to November 30, 2018. The cash value of the earned performance shares was certified by the Compensation & Organization Committee of the Board on January 24, 2019.

(2)
The value of the restricted shares that vested for each of the Named Executive Officers was based on the closing price per OMNOVA common share on the respective vesting date. Those closing prices were as follows: for Ms. Noonan and Messrs. DeSantis, LeMay and Quinn, $10.70; and for Mr. Moore, $11.05 for the grants vested March 18, 2018 and $10.25 for the grants vested June 15, 2018. The earned 2017-2018 performance shares were settled entirely in cash, based on the average trading price per OMNOVA common share for the thirty trading days ending November 30, 2018 ($8.06).

2018 pension benefits table
The following table presents information about the participation of the Named Executive Officers in OMNOVA’s defined benefit pension plans as of November 30, 2018.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Anne P. Noonan	Consolidated Pension Plan	—	—	—
	Pension Benefits Restoration Plan	—	—	—
Paul F. DeSantis	Consolidated Pension Plan	—	—	—
	Pension Benefits Restoration Plan	—	—	—
James C. LeMay	Consolidated Pension Plan	19.00	724,213	—
	Pension Benefits Restoration Plan	19.00	349,169	—
Marshall D. Moore	Consolidated Pension Plan	—	—	—
	Pension Benefits Restoration Plan	—	—	—
Michael A. Quinn	Consolidated Pension Plan	—	—	—
	Pension Benefits Restoration Plan	—	—	—

(1)
The amounts reflected in this column were calculated as of November 30, 2018, assuming a normal retirement age of 65 years and using the same assumptions employed for financial reporting purposes under Accounting Standards Codification Topic 715. These assumptions are described in Note N of the Notes to Consolidated Financial Statements included in the Company’s 2018 Annual Report.

OMNOVA Solutions Consolidated Pension Plan:  OMNOVA sponsors the OMNOVA Solutions Consolidated Pension Plan, a defined benefit pension plan qualified under Section 401(a) of the Internal Revenue Code. Appendix A of the OMNOVA Solutions Consolidated Pension Plan (the “Salaried Plan”) provides benefits for salaried and non-union hourly employees who were employed by the company prior to December 1, 2004, the date the Salaried Plan was closed to new participants. Effective June 1, 2009, OMNOVA froze the accrual of benefit and vesting service under the Salaried Plan. Accordingly, the amounts in the “Present Value of Accumulated Benefits” column in the table above reflect the present value of the benefit that had been accrued by each Named Executive Officer as of June 1, 2009. Changes in such accrued amounts after June 1, 2009 reflect the impact of actuarial adjustments due to, for example, changes in applicable mortality tables and interest rates. Such changes do not represent an increase in the accrued benefit that will actually become payable to a participant at normal retirement age. The normal form of payment for a Salaried Plan participant is a single life annuity. Participants are eligible to begin receiving full benefits at the normal retirement age of 65, or a reduced benefit for early retirement at age 55 if the participant had 10 years of service with the Company. As of November 30, 2018, Mr. LeMay is the only Named Executive Officer who participates in the Salaried Plan.
OMNOVA Solutions Pension Benefit Restoration Plan:  OMNOVA sponsors the OMNOVA Solutions Pension Benefit Restoration Plan (the “Pension BRP”), an unfunded plan that is not qualified under the Internal Revenue Code. The Pension BRP provides benefits to participants in the Salaried Plan whose benefits are limited due to certain limits on qualified plans contained in the Internal Revenue Code. The benefit available under the Pension BRP is intended to restore the benefits that a participant would have received under the Salaried Plan but does not because of such Internal Revenue Code limits. Executive officers participate on the same terms and conditions as all other participants who are subject to such limitations. Consistent with the Salaried Plan, OMNOVA froze the accrual of benefit and vesting service under the Pension BRP on June 1, 2009. The amounts in the “Present Value of Accumulated Benefits” column in the table above reflect the present value of the benefit accrued by each Named Executive Officer as of June 1, 2009. Benefits under the Pension BRP are paid as a lump sum no sooner than 60 days after the participant’s retirement, subject to the requirements of Section 409A of the Internal Revenue Code (including its required six month delay on the making of payments to certain specified employees), if applicable.

2018 nonqualified deferred compensation table
OMNOVA sponsors the OMNOVA Solutions Retirement Savings Restoration Plan (the “Savings BRP”), an unfunded compensation deferral plan that is not qualified under the Internal Revenue Code. The Savings BRP allows participants in the OMNOVA Solutions Retirement Savings Plan (“401(k) Plan”) whose contributions to a tax-qualified savings plan are subject to annual compensation limits under the Internal Revenue Code to defer up 50% of cash compensation (including cash bonuses) to the Savings BRP once such compensation limits have been exceeded.
Participant deferrals are invested on a bookkeeping basis in investment funds that mirror the funds the participant has elected to invest in under the 401(k) Plan. OMNOVA provides participants with a match of 100% on the first 1%, and 50% on the next 5%, of participant contributions into the Savings BRP, for a total Company match of 3.5% of contributions. The Company’s executive officers participate in the Savings BRP on the same terms and conditions as all other 401(k) Plan participants whose benefits are limited by the Internal Revenue Code.
The following table shows activity for the Named Executive Officers during the 2018 fiscal year under the Savings BRP.

Name	Executive Contributions in Last FY ($)(1)	OMNOVA Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
Anne P. Noonan	63,854	37,248	(3,114)	—	236,259
Paul F. DeSantis	63,616	15,904	(2,445)	—	212,592
James C. LeMay	20,030	11,684	(4,079)	—	435,731
Marshall D. Moore	11,118	6,486	(402)	—	17,202
Michael A. Quinn	—	—	—	—	—

(1)	Amounts reported in this column are included in the 2018 Summary Compensation Table under the “Salary” column.

(2)	Amounts reported in this column are included in the 2018 Summary Compensation Table under the “All Other Compensation” column.

(3)	Amounts reported in this column are not reflected in the 2018 Summary Compensation Table because the earnings were neither preferential nor above-market.

(4)	Amounts reported in this column reflect the total ending account balance (including executive and OMNOVA contributions) at November 30, 2018 for each Named Executive Officer.

(5)
All nonqualified executive contributions and OMNOVA contributions included in this column are also included in the current-year compensation presented in the 2018 Summary Compensation Table under the “Salary” and “All Other Compensation” columns, respectively. The aggregate amount of this balance that has been included as compensation for each of the Named Executive Officers in the summary compensation tables of prior years is:

Name	Amounts Previously Included ($)
Anne P. Noonan	118,330
Paul F. DeSantis	96,898
James C. LeMay	246,731
Marshall D. Moore	—
Michael A. Quinn	—

Potential payments upon termination or change of control
The below table identifies the compensation and benefits that would generally be available to the Named Executive Officers in various scenarios, based on the Company’s programs and equity award agreements for executive officers as they were in effect on November 30, 2018. Except as required by law, no benefits are payable to any Named Executive Officer as a result of an involuntary, for cause termination or as a result of a resignation. This table does not describe benefits that are available to both salaried employees and Named Executive Officers on the same terms and conditions. Exceptions to the benefits described below arising from other agreements are identified in footnotes to the post-termination tables.

Compensation or Benefit	Termination Event (1)
	Retirement	Involuntary, Not For Cause	Change In Control Termination	Due to Disability	Death
Severance Pay	None	One year of salary and target bonus, paid as a lump sum	2x annual base salary and target bonus, paid as a lump sum	None	None
Annual Incentive	Payment for completed period; incomplete periods prorated and paid on actual performance	Payment for completed period; pro rata payment at actual performance for incomplete periods	Payment for completed periods; payment at 75% of maximum bonus opportunity for incomplete periods	Payment for completed period; incomplete periods prorated and paid on actual performance	Payment for completed period; incomplete periods prorated and paid on actual performance
Time-Based Equity	1999 Equity and Performance Incentive Plan ("1999 Plan"): Time-based equity accelerates 2017 Equity Plan ("2017 Plan"): Time-based equity continues vesting per grant terms
1999 Plan: Time-based equity is forfeited, subject to the Committee's discretion to accelerate or permit continued vesting per original grant terms
2017 Plan: Time-based equity is forfeited, subject to the Committee's discretion to permit continued vesting per original grant terms

1999 Plan: Time-based equity is accelerated immediately upon change in control
2017 grants and 2017 Plan: Time-based equity is accelerated if (1) not replaced at the time of the change in control or (2) after replacement, executive is terminated within twenty-four months of the change-in-control
				Time-based equity is accelerated	Time-based equity is accelerated
Performance Shares	Payment for completed performance period; incomplete periods prorated and paid on actual performance	Payment for completed performance period; committee discretion to prorate and pay incomplete periods based on actual performance	Payment for completed performance period; immediate payment for incomplete periods assuming target performance	Payment for completed performance period; incomplete periods prorated and paid on actual performance	Payment for completed performance period; incomplete periods prorated and paid on actual performance
Life Insurance	None	None	None	None	Payable according to applicable insurance plans
Other Benefits	None	Reasonable cost of 12 months of outplacement services; 100% of premiums for OMNOVA provided medical, dental and, basic life insurance for 12 months	Reasonable cost of 12 months of outplacement services; 100% of premiums for OMNOVA provided medical, dental and, basic life insurance for 24 months	None	None

(1)
“Retirement” includes a Named Executive Officer’s separation from employment (a) at or after age sixty-five or (b) at or after fifty-five years of age with at least ten years of service with OMNOVA . "Change of Control Termination" means involuntary termination (and for Ms. Noonan and Mr. LeMay, a resignation for “good reason") within two years after a change in control.

(2)
Except where otherwise detailed, the “Other Benefits” row in the following tables assumes outplacement service costs of $25,000, medical insurance premiums of $23,688, dental insurance premiums of $1,260, and the annual life insurance premiums reported in the 2018 components of all other compensation table for each Named Executive Officer.

2018 post-termination tables
The following tables report the compensation and benefits that would be paid by the Company to each Named Executive Officer, assuming that each of the termination events occurred on November 30, 2018.
Anne P. Noonan

Compensation or Benefit	Termination Event (1)
	Involuntary, Not For Cause ($)(2)	Change In Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay (3)	2,840,000	4,260,000	—	—
Annual Incentive	—	—	—	—
Time-Based Equity (4)	—	1,039,125	1,039,125	1,039,125
Performance Shares (4)	1,125,394	1,911,144	1,125,394	1,125,394
Life Insurance	—	—	—	4,100,000
Other Benefits (5)	78,652	78,652	—	—
Total	4,044,046	7,288,921	2,164,519	6,264,519

(1)	Ms. Noonan did not meet the eligibility criteria for Retirement as of November 30, 2018.

(2)
Ms. Noonan’s Chief Executive Officer employment agreement provides that she is entitled to the same benefits as an “Involuntary, Not For Cause” termination if she voluntarily resigns from the Company as a result of, among other reasons, her no longer reporting directly and solely to the Board, a material reduction in her duties, responsibilities or title, and certain reductions to her compensation program (“Good Reason”).

(3)
Upon Ms. Noonan’s Involuntary, Not for Cause separation (or her resignation for Good Reason), Ms. Noonan’s severance pay would equal two times the sum of her (a) annual base salary and (b) her target incentive opportunity for the current fiscal year. Upon a Change in Control Termination, she would receive severance pay equal to three times her (a) annual base salary and (b) her target incentive opportunity for the current fiscal year.

(4)
The values for time-based equity and performance shares are estimated based on OMNOVA’s common share closing price on November 30, 2018 ($8.15). For prorated performance shares, target performance is assumed through the period. For this disclosure, the “Involuntary, Not For Cause” scenario assumes the Committee would approve payment for incomplete performance periods.

(5)
Upon (a) an Involuntary, Not for Cause separation (including her resignation for Good Reason), or (b) a Change in Control Termination, Ms. Noonan would continue receiving health and welfare benefits for twenty four months.

Paul F. DeSantis

Compensation or Benefit	Termination Event (1)
	Involuntary, Not For Cause ($)	Change In Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay	739,200	1,478,400	—	—
Annual Incentive	—	—	—	—
Time-Based Equity (2)	—	473,515	473,515	473,515
Performance Shares (2)	216,911	463,363	216,911	216,911
Life Insurance	—	—	—	100,000
Other Benefits	50,086	75,172	—	—
Total	1,006,197	2,490,450	690,426	790,426

(1)	Mr. DeSantis did not meet any eligibility criteria for Retirement as of November 30, 2018.

(2)
The values for time-based equity and performance shares are estimated based on OMNOVA’s common share closing price on November 30, 2018 ($8.15). For prorated performance shares, target performance is assumed through the period. For purposes of this disclosure, the “Involuntary, Not For Cause” scenario assumes the Committee would approve payment for incomplete performance periods.

James C. LeMay

Compensation or Benefit	Termination Event
	Retirement ($)	Involuntary, Not For Cause ($)	Change in Control Termination ($)(5)	Due to Disability ($)	Death ($)
Severance Pay (1)	—	616,000	2,194,500	—	—
Annual Incentive	—	—	—	—	—
Time-Based Equity (2)	396,090	396,090	396,090	396,090	396,090
Performance Shares (2)(3)	262,125	262,125	437,724	262,125	262,125
Life Insurance	—	—	—	—	100,000
Other Benefits (4)	—	50,344	194,490	—	—
Total	658,215	1,324,559	3,222,804	658,215	758,215

(1)
Upon a Change In Control Termination, Mr. LeMay’s Amended and Restated Severance Agreement (the “Severance Agreement”) provides for a lump-sum payment equal to three times the sum of his (a) annual base salary and (b) an incentive pay amount not less than the greater of (i) the average bonus paid to him during the three fiscal years preceding the Change-In-Control Termination and (ii) 75% of his maximum bonus opportunity for the current fiscal year.

(2)
As of November 30, 2018, Mr. LeMay satisfies the criteria for Retirement under OMNOVA’s Third Amended and Restated 1999 Equity Incentive Plan and the 2017 Equity Incentive Plan. Under those plans, any separation (including his resignation) is treated as a Retirement and vesting of his outstanding equity would be accelerated (or in the case of the 2017 Equity Incentive Plan, continue vesting). The values for time-based equity and performance shares are estimated based on OMNOVA’s common share closing price on November 30, 2018 ($8.15). For prorated performance shares, target performance is assumed for the performance period.

(3)
All scenarios assume Mr. LeMay would receive payment for incomplete performance periods, due to his satisfaction of all criteria for Retirement under the terms of the Company’s performance share agreements.

(4)
Upon a Change In Control Termination, the Severance Agreement provides for three years of health and welfare benefits ($76,032), two years of financial planning assistance ($41,458), and up to one year of outplacement assistance (the expense of which may not to exceed 20% of his pre-separation annual base salary – $77,000).

(5)
Upon a Change In Control Termination, the Severance Agreement provides that if all compensation, benefits and other payments to which he may be entitled constitute an “excess parachute payment” under certain tax laws (including Section 280G of the Internal Revenue Code), OMNOVA will gross-up those payments so he receives the same after-tax compensation he would have received but for the tax requirements. The Committee expects that at least one-third of Mr. LeMay’s severance pay would be considered by taxing authorities as compensation for a non-compete covenant imposed as a condition to his severance payment. However, if taxing authorities concluded that no part of Mr. LeMay’s severance pay was includable when determining whether an “excess parachute payment” was made, Mr. LeMay would be entitled to a tax gross-up payment equal to $1,018,835.

Marshall D. Moore

Compensation or Benefit	Termination Event (1)
	Involuntary, Not For Cause ($)	Change in Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay	512,000	1,024,000	—	—
Annual Incentive	—	—	—	—
Time-Based Equity (2)	—	215,160	215,160	215,160
Performance Shares (2)	199,133	338,705	199,133	199,133
Life Insurance	—	—	—	100,000
Other Benefits	50,086	75,172	—	—
Total	761,219	1,653,037	414,293	514,293

(1)	Mr. Moore did not meet the eligibility criteria for Retirement as of November 30, 2018.

(2)
The values for time-based equity and performance shares are estimated based on OMNOVA’s common share closing price on November 30, 2018 ($8.15). For prorated performance shares, target performance is assumed through the period. For purposes of this disclosure, the “Involuntary, Not For Cause” scenario assumes the Committee would approve payment for incomplete performance periods.

Michael A. Quinn

Compensation or Benefit	Termination Event (1)
	Involuntary, Not For Cause ($)(2)	Change in Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay	488,000	976,000	—	—
Annual Incentive	—	—	—	—
Time-Based Equity (3)	—	309,700	—	—
Performance Shares (3)	204,991	343,287	204,991	204,991
Life Insurance	—	—	—	100,000
Other Benefits	55,546	75,172	—	—
Total	748,537	1,704,159	204,991	304,991

(1)	Mr. Quinn did not meet the eligibility criteria for Retirement as of November 30, 2018.

(2)
The values for time-based equity and performance shares are estimated based on OMNOVA’s common share closing price on November 30, 2018 ($8.15). For prorated performance shares, target performance is assumed through the period. For purposes of this disclosure, the “Involuntary, Not For Cause” scenario assumes the Committee would approve payment for incomplete performance periods.

CEO pay ratio
The 2018 annual total compensation of the Chief Executive Officer was $2,298,778, the 2018 annual total compensation of OMNOVA’s (and its consolidated subsidiaries’) median compensated employee was $55,686, and the ratio of these amounts is approximately 41:1. This ratio is a reasonable estimate made in good faith, and was calculated in a manner consistent with Item 402(u) of Regulation S-K.
The median compensated employee was identified by using base salary, bonuses, and commissions granted to employees for the one year period ended September 30, 2018. We applied this measure to our global employee population as of September 30, 2018 and annualized base salaries for permanent full-time and part-time employees who were not employed for full year. Once we determined our median compensated employee using these measures, we calculated the median employee’s 2018 annual total compensation using the same methodology that is used to calculate our Chief Executive Officer’s annual total compensation in the table entitled “Summary Compensation Table.”

Audit Matters

Ernst & Young’s fees
The following table summarizes the fees billed to OMNOVA for services provided by its independent auditor, Ernst & Young, for fiscal years 2018 and 2017.

Service	FY 2018 ($)	FY 2017 ($)
Audit Fees (1)	2,354,400	2,384,000
Audit-Related Fees (2)	221,500	286,000
Tax Fees (3)	389,600	742,000
All Other Fees (4)	—	27,000
Total	2,965,500	3,439,000

(1)
Aggregate fees billed for professional services in connection with the integrated audit of OMNOVA’s annual financial statements for the fiscal years ended November 30, 2018 and November 30, 2017, respectively, reviews of financial statements included in OMNOVA’s Forms 10-Q during fiscal years 2018 and 2017, respectively, foreign statutory audits performed in accordance with local requirements for OMNOVA’s foreign subsidiaries during fiscal years 2018 and 2017, and audits of OMNOVA’s internal control over financial reporting for fiscal years 2018 and 2017.

(2)	Aggregate fees billed for assurance and related services and accounting diligence services that are reasonably related to the performance of the audits or review of OMNOVA’s financial statements.

(3)
Aggregate fees billed for tax services. These services consisted of tax compliance, preparation, and planning services provided to certain domestic and foreign subsidiaries of OMNOVA during fiscal years 2018 and 2017.

(4)	Aggregate fees billed for permitted products and services other than those described above.
Preapproval policies and procedures
Annually, the Audit Committee approves the scope of and fees for year-end and statutory audits by OMNOVA’s independent auditor for the following fiscal year. At that time, management may also request that the committee preapprove additional permitted projects and services to be conducted by the independent auditor. The Audit Committee reviews and, if acceptable, pre-approves these additional projects and services prior to their commencement. Management periodically updates the Audit Committee on the progress and spend for each of these projects and services. The Audit Committee has delegated up to $50,000 of aggregate authority to its chair to preapprove the engagement of the independent auditor for audit and permitted non-audit services. The Audit Committee chair is required to report to the committee on the services he has approved within his authority at the next regularly scheduled Audit Committee meeting. Any other services to be provided by the independent auditor must be approved by the Audit Committee in advance. All services provided by Ernst & Young during the 2018 fiscal year were approved in accordance with the these policies and procedures.
Audit Committee independence and financial experts
The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Steven W. Percy (Chair), Joseph M. Gingo, and Allan R. Rothwell are its members. The Board has determined that Messrs. Percy and Rothwell each qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and all members of the Audit Committee are “independent” as that term is defined in Section 303A.02 of the Listed Company Manual of the New York Stock Exchange and Rule 10A-3(b) of the Exchange Act.

Audit Committee Report
The Board has appointed three of its independent directors to its Audit Committee, and has approved a written charter under which the committee operates. The charter is reviewed annually and updated and reapproved as appropriate, and is available on OMNOVA’s website (www.omnova.com).
The Audit Committee oversees the accounting and financial reporting processes of OMNOVA, the audits of OMNOVA’s consolidated financial statements and internal controls over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged by OMNOVA, and the performance of OMNOVA’s internal auditor. Management is responsible for implementing and objectively reviewing OMNOVA’s internal controls and financial preparation and reporting processes. OMNOVA’s independent auditor is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of OMNOVA’s internal control over financial reporting, and regularly discusses audit-related matters with the Committee including enterprise risk management, cybersecurity and other information technology matters, subsidiaries and accounts, and tax and legal matters. The Audit Committee relies upon the expertise and knowledge of management, the internal auditor, and the independent auditor, in carrying out its oversight responsibilities.
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of OMNOVA’s independent auditor. In determining whether to retain the independent auditor for the following fiscal year, the Audit Committee considers the qualifications, experience, independence (including consideration of fees paid to Ernst & Young for non-Audit services provided to the Company), quality control, candor, objectivity, and professional skepticism of the independent auditor, as well as the potential impact to the Company and the quality of its audit if there is a change in the independent auditor. The Audit Committee also evaluates the lead partner designated by the independent auditor annually. As required by Securities and Exchange Commission rules, the committee is directly involved in the review and selection of the audit partners serving on the auditor’s engagement team during mandated five-year partner rotations. The Audit Committee also oversees audit fee negotiations associated with OMNOVA’s retention of the independent auditor and has the sole authority to approve such fees. Based on these factors, the Audit Committee concluded that the selection of Ernst & Young as the independent auditor of OMNOVA for fiscal year 2019 is in the best interest of the Company and all of its shareholders.
Additionally, the Audit Committee has reviewed and discussed the audited financial statements of OMNOVA for the year ended November 30, 2018 (“Audited Financial Statements”) with OMNOVA’s management. In fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the quality, not just the acceptability, of OMNOVA’s accounting principles, the reasonableness of management’s significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also reviewed and discussed with representatives of Ernst & Young their judgments as to the quality, not just the acceptability, of OMNOVA’s accounting principles and underlying estimates in its financial statements. In addition, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301. Ernst & Young has also delivered to the Audit Committee the written disclosures and independence letter required by the Public Company Accounting Oversight Board, and the Audit Committee has discussed with Ernst & Young its independence from OMNOVA. Based on the foregoing, the Audit Committee recommended to the Board the inclusion of the Audited Financial Statements in OMNOVA’s Annual Report on Form 10-K for the year ended November 30, 2018 that was filed with the Securities and Exchange Commission on January 31, 2019.
By: The Audit Committee of the OMNOVA Board of Directors:
Steven W. Percy, Chair
Joseph M. Gingo
Allan R. Rothwell

Information about this Annual Meeting

Matters to be presented
The Board is not aware of any other matter to be presented at the Annual Meeting, except those described in this proxy statement. If any other matter is properly brought before the Annual Meeting, the individuals you have authorized to vote your shares as proxy will vote on your behalf exercising their best judgment.
How votes are counted
At the close of business on January 22, 2019, the record date for the Annual Meeting, there were 44,846,069 OMNOVA common shares outstanding. Each OMNOVA common share is entitled to one vote on each matter presented for vote, and one vote for each nominee presented for election to the Board, at the Annual Meeting. To transact business at the Annual Meeting, a majority of the outstanding OMNOVA common shares must be present in person, by proxy, or by a combination of the two. This is known as a quorum. If you return a valid proxy, your shares will be counted for determining if a quorum is present at the Annual Meeting.
If you hold your shares through a broker and do not provide specific voting instructions, your broker is only permitted to vote your shares on your behalf for “routine” proposals under the rules of the New York Stock Exchange. Accordingly, unless you provide specific voting instructions, your broker will submit a proxy card that leaves your shares unvoted (referred to as a “broker non-vote”) on Proposals One and Three, which the New York Stock Exchange considers “non-routine” proposals. Proposal Two is a routine matter for which your broker will vote without your specific instruction.
You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting for each of the three nominees to the Board, and for each of the Proposals Two and Three. The affirmative vote of a majority of the votes cast on each nominee identified in Proposal One and in favor of Proposals Two and Three is required for their approval.
In determining whether each nominee identified in Proposal One or whether Proposal Two or Three has received the affirmative vote of a majority of the votes cast on the nominee or the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against such nominee or proposal, if applicable.
To ensure your shares are voted at the meeting, you are urged to provide your proxy instructions promptly by telephone, online, or by mailing your signed proxy card if you received printed materials. OMNOVA common shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you do not cast any votes, but submit an otherwise properly-executed proxy card, or your properly submitted Internet or telephone instruction gives no voting direction whatsoever, the proxies will vote your shares according to the Board’s recommendations, as follows:

Proposal		Board Recommendation
1.	Election of directors	FOR all nominees
2.	Ratification of independent auditor	FOR
3.	Approval, on an advisory basis, of Named Executive Officer compensation	FOR

Revoking a proxy
If you have submitted your proxy and would like to revoke it, you may do so at any time before your shares are voted at the Annual Meeting by: (i) filing a notice with the Corporate Secretary of OMNOVA revoking your proxy; (ii) filing a new, subsequently dated proxy (whether by proxy card, over the Internet, or telephone); or (iii) by attending the Annual Meeting and electing to vote your shares in person. Please note that your attendance at the Annual Meeting alone does not revoke your proxy.
Cost of proxy solicitation
This proxy statement is issued in connection with the solicitation of proxies by the Board for use at the Annual Meeting and at any adjournment or postponement thereof, and OMNOVA will pay for preparing, printing, and mailing these proxy materials. Officers and employees of OMNOVA and its subsidiaries may solicit the return of proxies, but will not receive additional compensation for these efforts. OMNOVA has engaged Georgeson Inc. to assist in the solicitation of proxies at an anticipated cost of $11,500 plus expenses. OMNOVA will request that brokers, banks, custodians, nominees, and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses in doing so. Solicitations may be made by mail, telephone, or other means.
Attending the Annual Meeting
If you attend the Annual Meeting in person, you will be asked to present photo identification (such as a state-issued driver’s license) and proof that you own OMNOVA common shares before you may enter the meeting. If you are a holder of record, the top half of your proxy card is your admission ticket. If you hold shares in street name (through a bank or broker, for example), a recent brokerage statement or a letter from your broker or bank showing your holdings of OMNOVA common shares is acceptable proof of ownership. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares.
Notice of Internet availability of proxy materials
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on Wednesday, March 20, 2019. OMNOVA’s proxy statement and 2018 Annual Report on Form 10-K are available free of charge at www.omnova.com and www.proxyvote.com.

Information about the 2020 Annual Meeting

Rule 14a-8 proposals for the 2020 annual meeting of shareholders
The deadline for shareholders to submit proposals under the provisions of Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2020 annual meeting of shareholders is October 11, 2019.
Other proposals and director nominations for the 2020 annual meeting of shareholders
The Amended and Restated Code of Regulations of OMNOVA (the “Code”) sets an advance notice procedure for director nominations and for proposals a shareholder would like to present directly at an annual meeting (rather than submitting for inclusion in OMNOVA’s proxy statement under Rule 14a-8).
Shareholder proposals submitted outside of Rule 14a-8 for the 2020 annual meeting of shareholders must be received by the Corporate Secretary of OMNOVA no earlier than November 10, 2019 and no later than December 10, 2019. Regulation 8 of the Code specifies the information and statements that must be included in any shareholder proposal. The proxy card relating to the 2020 annual meeting of shareholders will give the proxy holders authority to vote or not vote on proposals submitted outside the Rule 14a-8 process that do not comply with the requirements in the Code.
Shareholders who wish to nominate a person for election as a director of OMNOVA at an annual meeting must strictly comply with the requirements of Regulation 13(c) of the Code. These requirements include providing notice to the Corporate Secretary of OMNOVA not less than 60 nor more than 90 days prior to the first anniversary of the date on which OMNOVA first mailed its proxy materials for the preceding year’s annual meeting of shareholders. For the 2020 annual meeting of shareholders, this means such nominations must be received by the Corporate Secretary no earlier than November 10, 2019 and no later than December 10, 2019. Regulation 13(c) of the Code specifies the information and statements that must be included in any shareholder recommendation.
A copy of the Code was attached as Exhibit 3.2 to OMNOVA’s Quarterly Report on Form 10-Q (File No. 1-15147) filed with the Securities and Exchange Commission on June 29, 2016 and available through its website (www.sec.gov). Upon written request to the Corporate Secretary of OMNOVA, OMNOVA will provide any shareholder, without charge, a copy of the procedures governing shareholder proposals or the nomination of directors.
Shareholder nominations or proposals should be submitted to OMNOVA’s Corporate Secretary at 25435 Harvard Road, Beachwood, Ohio 44122-6201, Attention: Corporate Secretary. The Corporate Secretary will direct the materials to the Chair of the Nominating & Corporate Governance Committee.

Annex A—GAAP to Non-GAAP Reconciliation Tables
This Proxy Statement includes references to Adjusted Segment Operating Profit, Adjusted Diluted Earnings Per Share, Adjusted EBIT, and the Net Leverage Ratio which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the following tables because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The following tables provide the reconciliation of these financial measures to their comparable GAAP financial measures.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters
Twelve Months Ended November 30, 2018

Reconciliation of Segment Sales and Operating Profit to Adjusted Segment Operating Profit and Adjusted Income from Continuing Operations

(Dollars in millions except per share data)	Specialty Solutions	Performance Materials	Combined	Corporate	Consolidated

Net Sales	$487.6	$282.2	$769.8	$—	$769.8

Segment Operating Profit / Corporate Expense	$70.7	$(9.8)	$60.9	$(27.1)	$33.8
Interest expense	—	—	—	(19.3)	(19.3)
Income (Loss) Before Income Taxes	70.7	(9.8)	60.9	(46.4)	14.5
Management Excluded Items:
Restructuring and severance	.7	1.1	1.8	.9	2.7
Accelerated depreciation on production transfer	.1	1.1	1.2	—	1.2
Acquisition and integration related expense	1.8	—	1.8	2.2	4.0
Environmental costs	—	.2	.2	—	.2
Gain on sale of assets	—	—	—	(.9)	(.9)
Debt issuance costs write-off and additional interest	—	—	—	.8	.8
Asset impairment, facility closure costs and other	1.1	14.3	15.4	.1	15.5
Total Management Excluded Items	3.7	16.7	20.4	3.1	23.5
Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$74.4	$6.9	$81.3	$(43.3)	$38.0
Tax expense (25% rate)*					(9.5)
Adjusted Income					$28.5
Adjusted Diluted Earnings Per Share From Adjusted Income					$.63

*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted Segment Operating Profit as a % of Sales	15.3%	2.4%	10.6%
Capital Expenditures	$16.9	$6.0	$22.9	$.9	$23.8

Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$74.4	$6.9	$81.3	$(43.3)	$38.0
Unallocated corporate interest expense	—	—	—	19.3	19.3
Segment / Consolidated Adjusted EBIT	74.4	6.9	81.3	(24.0)	57.3
Depreciation and amortization	17.6	11.2	28.8	0.2	29.0
Segment / Consolidated Adjusted EBITDA	$92	$18.1	$110.1	$(23.8)	$86.3

Adjusted EBITDA as a % of Sales	18.9%	6.4%	14.3%		11.2%

Net Leverage
Total short and long-term debt (excluding OID and deferred financing fees of $6.8M)					$329.7
Less cash					(54.1)
Net Debt (Debt Less Cash)					$275.6

Net Leverage Ratio**					3.2x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters
Twelve Months Ended November 30, 2017

Reconciliation of Segment Sales and Operating Profit to Adjusted Segment Operating Profit and Adjusted Income from Continuing Operations

(Dollars in millions except per share data)	Specialty Solutions	Performance Materials	Combined	Corporate	Consolidated

Net Sales	$441.4	$341.7	$783.1	$—	$783.1

Segment Operating Profit / Corporate Expense	$59.9	$(12.6)	$47.3	$(29.9)	$17.4
Interest expense	—	—	—	(21.5)	(21.5)
Income (Loss) Before Income Taxes	59.9	(12.6)	47.3	(51.4)	(4.1)
Management Excluded Items:
Restructuring and severance	.6	1.7	2.3	2.9	5.2
Acquisition and integration related expense	—	—	—	.3	.3
Environmental costs	—	(2.0)	(2.0)	—	(2.0)
Pension settlement	—	—	—	.4	.4
Asset impairment, facility closure costs and other	.3	33.6	33.9	1.8	35.7
Total Management Excluded Items	0.9	33.3	34.2	5.4	39.6
Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$60.8	$20.7	$81.5	$(46.0)	$35.5
Tax expense (30% rate)*					(10.7)
Adjusted Income					$24.8
Adjusted Diluted Earnings Per Share From Adjusted Income					$.56

*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted Segment Operating Profit as a % of Sales	13.8%	6.1%	10.4%
Capital Expenditures	$13.4	$10.9	$24.3	$.8	$25.1

Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$60.8	$20.7	$81.5	$(46.0)	$35.5
Unallocated corporate interest expense excluding debt premium	—	—	—	21.5	21.5
Segment / Consolidated Adjusted EBIT	60.8	20.7	81.5	(24.5)	57.0
Depreciation and amortization excluding accelerated depreciation	14.5	11.4	25.9	2.0	27.9
Segment / Consolidated Adjusted EBITDA	$75.3	$32.1	$107.4	$(22.5)	$84.9

Adjusted EBITDA as a % of Sales	17.1%	9.4%	13.7%		10.8%

Net Leverage
Total short and long-term debt (excluding OID and deferred financing fees of $7.8M)					$361.8
Less cash					(88.0)
Net Debt (Debt Less Cash)					$273.8

Net Leverage Ratio**					3.2x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS

OMNOVA SOLUTIONS INC.
25435 HARVARD ROAD
BEACHWOOD, OH 44122

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on March 19, 2019 for shares held directly and by 11:59 p.m. Eastern Time on March 17, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on March 19, 2019 for shares held directly and by 11:59 p.m. Eastern Time on March 17, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E55110-P16801-Z73797

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OMNOVA SOLUTIONS INC.

The Board of Directors recommends you vote FOR the following three director nominees:

1. Election of Directors:

To a three-year term expiring at the 2022 Annual Meeting.

Nominees:	For	Against	Abstain
1a. David J. D'Antoni	☐	☐	☐
1b. Steven W. Percy	☐	☐	☐
1c. Allan R. Rothwell	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending November 30, 2019.	☐	☐	☐
3. Approval, on an advisory basis, of OMNOVA's named executive officer compensation.	☐	☐	☐

4. Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ADMISSION TO ANNUAL MEETING

The top half of this proxy card and Notice of Internet Availability of Proxy Materials is your admission ticket if you plan to attend the Annual Meeting in person. Please bring it to the meeting with a form of government-issued photo identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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OMNOVA SOLUTIONS

Proxy - OMNOVA Solutions Inc.

2019 Annual Meeting of Shareholders - March 20, 2019

This proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned hereby appoints JAMES C. LeMAY, PAUL F. DeSANTIS, FRANK P. ESPOSITO and each of them, his or her proxy, with power of substitution, to represent and vote all Common Shares of OMNOVA Solutions Inc. for which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 20, 2019 at OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122, and at any postponements or adjournments thereof, with all the powers which the undersigned would possess if personally present at the Annual Meeting, and appoints the proxy holders to vote as directed on the reverse and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in Item 4.

This card also constitutes your voting instructions for any and all Common Shares held of record by Computershare for your account in the Company's Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Common Shares held for your account under the OMNOVA Solutions Retirement Savings Plan. If the Common Shares are held in the OMNOVA Solutions Retirement Savings Plan, your voting instructions must be received by 11:59 p.m. on March 17, 2019 in order to communicate your instructions to the Plan Trustee who will then vote the Common Shares as instructed. Any such Common Shares for which instructions are not received by the deadline stated above will be voted by the Plan Trustee in the same proportion as it votes Common Shares for which it did receive timely instructions.

Common Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, this proxy will be voted FOR all nominees identified in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.
(Items to be voted appear on reverse side.)

Address Changes/Comments: ____________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

*** Exercise Your *Right* to Vote ***

OMNOVA SOLUTIONS INC.

OMNOVA
SOLUTIONS

OMNOVA SOLUTIONS INC.
25435 HARVARD ROAD
BEACHWOOD, OH 44122

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Meeting Information

Meeting Type: Annual
For holders as of: January 22, 2019
Date: March 20, 2019 **Time:** 9:00 a.m. EDT
Location: OMNOVA Solutions'
World Headquarters
25435 Harvard Road
Beachwood, Ohio 44122

For directions to the meeting, please call OMNOVA Solutions Inc. at (216) 682-7003.

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT ON FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, as well as documents for future meetings, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 6, 2019 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting Items

The Board of Directors recommends you vote FOR the following three director nominees:

1. Election of Directors:

   To a three-year term expiring at the 2022 Annual Meeting.

   Nominees:

   1a. David J. D'Antoni

   1b. Steven W. Percy

   1c. Allan R. Rothwell

The Board of Directors recommends you vote FOR the following proposals:

2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending November 30, 2019.

4. Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.

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